                                                               EXHIBIT (A)(1)(i)

                          Offer to Purchase for Cash

             Any and All of the Outstanding Shares of Common Stock

                                      of

                         Coinmach Laundry Corporation

                                      at

                             $14.25 Net Per Share

                                      by

                          CLC Acquisition Corporation


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
             TIME, ON JULY 3, 2000, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 12, 2000, BETWEEN COINMACH LAUNDRY CORPORATION (THE "COMPANY") AND CLC ACQUISITION CORPORATION (THE "PURCHASER") AND IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK, PAR VALUE $.01 PER SHARE, WHICH, WHEN COMBINED WITH THE SHARES OWNED BY PURCHASER WOULD RESULT IN PURCHASER OWNING AT LEAST 51% OF THE COMPANY'S SHARES OF COMMON STOCK ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE.

  THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD OF DIRECTORS") AT A MEETING HELD ON MAY 12, 2000, BY UNANIMOUS VOTE OF ALL OF THE DIRECTORS, BASED ON, AMONG OTHER THINGS, THE RECOMMENDATION OF ITS SPECIAL COMMITTEE, (I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN STOCKHOLDERS OF THE PURCHASER), (II) APPROVED THE OFFER AND THE MERGER AND APPROVED AND ADOPTED THE AGREEMENT AND PLAN OF MERGER, AND (III) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF STOCKHOLDER APPROVAL IS REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                                   IMPORTANT

  Any holder of shares of common stock of the Company desiring to tender all or any portion of the shares owned by such stockholder should either (i) complete and sign the Letter of Transmittal (as defined in this Offer to Purchase) or a copy thereof in accordance with the instructions in the enclosed Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing shares to be tendered, and any other required documents, to the Depositary (as defined in this Offer to Purchase), (ii) where applicable, cause the stockholder's broker, dealer, commercial bank, trust company or custodian to tender the shares pursuant to the procedures for book-entry transfer of shares or (iii) comply with the guaranteed delivery procedures, which book entry transfer and guaranteed delivery procedures are set forth in "THE TENDER OFFER--Procedures for Tendering Shares." Any stockholder whose shares are registered in "street name" must contact such stockholder's broker, dealer, commercial bank, trust company or custodian with whom such stockholder's shares are registered, if the stockholder desires to tender its shares. See "THE TENDER OFFER--Procedures for Tendering Shares."

  Any stockholder who desires to tender shares of the Company's common stock and whose certificate(s) evidencing the shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER-- Procedures for Tendering Shares."

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent.

                                ---------------

                     The Dealer Manager for the Offer is:

                           Jefferies & Company, Inc.

May 26, 2000

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

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER........................  ii


INTRODUCTION................................................................   1


SPECIAL FACTORS.............................................................   3
   1. Background of the Offer and the Merger; Contacts with the Company.....   3
   2. Recommendation of the Special Committee and the Board of Directors of
       the Company; Fairness of the Offer and the Merger....................   6
   3. Position of Management Group and Purchaser Regarding Fairness of the
       Offer and the Merger.................................................   8
   4. Opinion of the Special Committee's Investment Banker..................   9
   5. Purpose of, Alternatives to, Reasons for, Effects of and Structure of
       the Offer and the Merger; Plans for the Company......................  14
   6. Certain United States Federal Income Tax Consequences.................  15
   7. Rights of Stockholders in the Offer and the Merger....................  16
   8. The Merger Agreement..................................................  18
   9. Interests of Certain Persons in the Offer and the Merger..............  25
  10. Beneficial Ownership of Shares........................................  27
  11. Related Party Transactions and Transactions in Common Stock...........  29


THE TENDER OFFER............................................................  30
   1. Terms of the Offer....................................................  30
   2. Acceptance for Payment and Payment for Shares.........................  31
   3. Procedures for Tendering Shares.......................................  32
   4. Withdrawal Rights.....................................................  35
   5. Price Range of the Shares.............................................  36
   6. Certain Information Concerning the Company............................  36
   7. Certain Information Concerning Purchaser..............................  37
   8. Source and Amount of Funds............................................  38
   9. Effect of the Offer on the Market for the Common Stock; Exchange Act
       Registration.........................................................  39
  10. Conditions of the Offer...............................................  40
  11. Certain Legal Matters; Regulatory Approvals...........................  41
  12. Fees and Expenses.....................................................  44
  13. Miscellaneous.........................................................  45


SCHEDULE I -- INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
               OFFICERS OF CLC ACQUISITION CORPORATION AND ALL PERSONS
               CONTROLLING IT............................................... I-1


ANNEX A-- SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF
               DELAWARE..................................................... A-1

             QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

  The following summary highlights certain important and material information from this offer to purchase but does not purport to be complete. To fully understand the offer described in this offer to purchase and for a more complete description of the terms of the offer described in this document, you should read carefully this entire offer to purchase, the documents incorporated by reference herein, and the enclosed letter of transmittal. We have included section references to direct you to a more complete descriptions of the topics set forth below.

Q:  WHO IS OFFERING TO BUY MY SECURITIES?

A: This offer is being made through the Purchaser, CLC Acquisition Corporation, a newly formed Delaware corporation, which has not conducted any business other than in connection with the offer and merger described in this offer to purchase. We were formed by Bruce V. Rauner, our sole director and stockholder. Mr. Rauner is also a director of the Company and a principal of the indirect general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV"), the largest single stockholder of the Company, which currently beneficially owns approximately 23% of the Company's outstanding common stock. GTCR Fund IV has advised us that it intends to tender substantially all of its shares in the offer. GTCR Fund VII, L.P. ("GTCR Fund VII"), of which Mr. Rauner is an affiliate, has agreed to provide us with equity financing through GTCR-CLC, LLC, an entity it formed together with GTCR Fund IV, to purchase your shares. For more information about us and our affiliates, see "THE TENDER OFFER-- Certain Information Concerning Purchaser." In connection with the offer, certain members of the Company's senior management, consisting of Stephen
    R. Kerrigan (Chief Executive Officer), Mitchell Blatt (President and Chief Operating Officer), Robert M. Doyle (Chief Financial Officer and Secretary), and Michael E. Stanky (Senior Vice President), and a director, James N. Chapman, have entered into an agreement that requires them to exchange most of their shares for our equity interests and therefore they will not tender most of their shares pursuant to the offer. These individuals currently beneficially own approximately 5.6% of the Company's outstanding common stock. See "SPECIAL FACTORS--Beneficial Ownership of Shares." We intend through this offer and contributions of shares by the individuals described above and GTCR Fund IV to ultimately acquire all of the Company's outstanding common stock. For more information about us and our ownership of the Company after consummation of the merger, see "Who Will Own the Company After the Merger" and "THE TENDER OFFER--Certain Information Concerning Purchaser."

Q:  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

A: We are making the offer for any and all shares of Class A and Class B common stock of the Company (other than most of the shares held by certain members of the Company's senior management and a director who have agreed to contribute their shares to us in exchange for certain of our equity interests and GTCR Fund IV who has agreed to contribute a small percentage of its shares to GTCR-CLC, LLC in exchange for certain of its membership interests). See "INTRODUCTION."

Q:  HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A: We are offering to pay $14.25 net per share in cash, without interest. See "INTRODUCTION" for more information regarding the terms of our offer.

Q:  DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

A: Yes. We will obtain the funds from GTCR Fund VII, which will be invested in us through GTCR-CLC, LLC, in exchange for certain of our equity interests. GTCR Fund VII has issued a binding commitment letter to us, committing to an investment of up to $192 million. See "THE TENDER OFFER-- Source and Amount of Funds" for more information relating to the financing of our offer. A portion of these funds may be provided by certain limited partners of GTCR Fund VII or other institutional investors.

Q: IS THE PURCHASER'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

A: No. Since we are paying you in cash for your shares and since the offer is not conditioned on our ability to obtain financing, we do not believe that our financial condition is relevant to your decision to tender in the offer. See "THE TENDER OFFER--Source and Amount of Funds."

Q:  HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A: You may tender your shares into the offer until 5:00 p.m., New York City time, on July 3, 2000, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period if the conditions to our offer are not met or if we provide for a subsequent offering period. We will purchase all shares that are properly tendered and not withdrawn promptly following the expiration date if the conditions to our offer have been met. See "THE TENDER OFFER--Terms of the Offer" for more information concerning our ability to extend the expiration date.

Q:  CAN THE OFFER BE EXTENDED?

A: Yes. If the conditions to the offer are not satisfied by the expiration date, we may elect to extend the offer by issuing a press release by 9:00 a.m. on the next business day following the scheduled expiration date of the offer which states the length of the extension and the approximate number of shares tendered to date. See "THE TENDER OFFER--Terms of the Offer."

Q:  WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

A: Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, we may elect to provide a subsequent offering period.

Q:  HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

A: We will announce by press release any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the offer. If we determine to provide a subsequent offering period, we will publicly disclose our intention by issuing a press release no later than 9:00 a.m., New York City time, five business days prior to the expiration date of the then applicable offering period.

Q:  WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A: We are not obligated to purchase any shares even if validly tendered, unless those shares, when added to the shares we then own, represent at least 51% of the Company's outstanding shares. Furthermore, we are not obligated to purchase any shares, even if validly tendered, if, among other things, there has occurred any change, condition, event or development that has a material adverse effect on the Company, the Company has materially breached its obligations, covenants or agreements under the merger agreement, or if there has occurred a breach of any material representation or warranty of the Company contained in the merger agreement. The offer is not conditioned on the availability of financing. See "THE TENDER OFFER--Conditions of the Offer."

Q:  HOW DO I TENDER MY SHARES?

A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal to First Union National Bank, our depositary, at the address listed on the enclosed letter of transmittal. If your broker, dealer, bank, trust company or custodian holds your shares in "street name" for you, you must direct your broker to tender in accordance with the book-entry or guaranteed delivery procedures set forth in this offer to purchase. See "THE TENDER OFFER--Procedures for Tendering Shares."

Q:  UNTIL WHAT TIME AND HOW CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A: You can withdraw tendered shares at any time prior to 5:00 p.m. on the expiration date of July 3, 2000 by sending a notice of withdrawal to First Union National Bank, our depositary. If the expiration date is extended, you can withdraw tendered shares at any time prior to the new expiration date. Additionally, unless tendered shares are accepted for payment by us pursuant to the offer, you may also withdraw tendered shares at any time after July 25, 2000. If we choose to provide for a subsequent offering period, you will not have withdrawal rights with respect to shares tendered in the subsequent offering period. See "THE TENDER OFFER-- Withdrawal Rights" for more information about your rights to withdraw tendered shares.

Q:  WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

A: Your board of directors recommends the offer and the merger. A special committee of your board of directors, consisting of two independent or disinterested directors, together with its own investment banker, evaluated the fairness of the offer and the merger. The special committee, with the assistance of its legal advisor and investment banker, negotiated the terms of the offer and the merger and recommended that the Company's full board of directors approve the offer and the merger. At a meeting of your board of directors on May 12, 2000, the board of directors, by unanimous vote of all of the directors, based on, among other things, the unanimous recommendation of the special committee, (i) determined that the merger is advisable and that the terms of the offer and the merger are fair to, and in the best interests of, the Company and its stockholders,
    (ii) approved the offer and the merger and approved and adopted the merger agreement, and (iii) recommended that the stockholders of the Company tender their shares in the offer and, if approval of the merger is required by applicable law, approve the merger and approve and adopt the merger agreement. See "SPECIAL FACTORS--Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger."

Q: DID THE DIRECTORS WHO ARE NOT EMPLOYEES OF OR OTHERWISE AFFILIATED WITH THE PURCHASER RECEIVE ANY OPINIONS OR APPRAISALS REGARDING THE FAIRNESS OF THE PER SHARE PRICE PAYABLE IN THE OFFER?

A: Yes. The special committee received a written opinion, dated May 12, 2000, from its investment banker, Lazard Freres & Co. LLC, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $14.25 per share cash consideration to be received by the Company's stockholders in the offer and the merger is fair to you, from a financial point of view. See "SPECIAL FACTORS--Opinion of the Special Committee's Investment Banker" for more information regarding Lazard Freres' opinion and financial analysis.

Q: IF THE TENDER OFFER CONDITIONS ARE SATISFIED, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

A: No. If the merger takes place, the Company will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

  . the Company's shares may no longer meet the published guidelines of The Nasdaq National Market for continued listing and may be delisted from Nasdaq;

  .  there may not be a public trading market for the Company's shares; and

  . the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with its rules relating to publicly held companies.

  See "SPECIAL FACTORS--Purpose of, Alternatives to, Reasons for, Effects of and Structure of the Offer and the Merger; Plans for the Company."

Q: IF PURCHASER CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

A: If, after consummation of the tender offer, the shares of common stock tendered in the offer, when combined with any shares then owned by Purchaser, constitute at least 51% of the then outstanding shares, we will cause a merger to occur between us and the Company. See "TENDER OFFER-- Conditions of the Offer." Prior to the merger, shares contributed to us by certain officers and a director of the Company will be converted into certain of our equity interests, and shares contributed to GTCR-CLC, LLC by GTCR Fund IV will be converted into an equity interest in GTCR-CLC, LLC, which will in turn contribute the shares to us in exchange for our equity. All remaining shares of the Company's common stock issued and outstanding immediately prior to the effective time of the merger will be converted in the merger into and represent the right to receive $14.25 per share in cash. The effects of the merger and our plans following the merger are more fully described in "SPECIAL FACTORS--Purpose of, Alternatives to, Reasons for, Effects of and Structure of the Offer and the Merger; Plans for the Company."

Q:  WHO WILL OWN THE COMPANY AFTER THE MERGER?

A: After the merger (pursuant to which the Company will be the surviving entity), the Company will be privately held by GTCR-CLC, LLC and certain members of the Company's senior management and a director of the Company. It is anticipated that certain limited partners of GTCR Fund VII and other institutional investors may also invest directly in us and would be additional owners of the Company following the merger.

Q:  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: Stockholders not tendering in the offer will receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer. If the offer is consummated and the number of shares we acquired pursuant to the offer, when combined with the shares already owned by us, is greater than 51% of the outstanding shares, we will promptly merge with and into the Company. Therefore, if the merger takes place, the difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and the Merger."

Q:  WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A: On May 12, 2000, the last trading day before we announced the proposed offer to purchase shares for $14.25 per share, the last sale price of the Company's common stock reported on The Nasdaq National Market was $8.00 per share, representing a 78% premium. We advise you to obtain a recent quotation for your shares in deciding whether to tender your shares. See "TENDER OFFER--The Price Range of Shares."

Q:  IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

A: Yes. You may elect not to tender your shares, dissent from the merger and have the fair value of your shares paid to you in cash provided that you comply with the applicable provisions of the Delaware General Corporation Law. See "SPECIAL FACTORS--Rights of Stockholders in the Offer and Merger."

Q:  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

A: If you have more questions about the tender offer, you should contact the information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010, Telephone: (212) 929-5500, Contact: Mark Harnett, or the dealer-manager for the offer, Jefferies & Company, Inc., 11100 Santa Monica Boulevard, 10th Floor, Los Angeles, CA 90025, Telephone: (310) 575-5200,
    Contact: Dan Esters.

To the Holders of Common Stock of
Coinmach Laundry Corporation:

                                 INTRODUCTION

  CLC Acquisition Corporation, a Delaware corporation ("Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the "Voting Shares") and Class B common stock, par value $0.01 per share (the "Non-Voting Shares" and, together with the Voting Shares, the "Shares" or "Common Stock"), of Coinmach Laundry Corporation, a Delaware corporation (the "Company"), at a price of $14.25 per Share, net to the seller in cash without interest thereon (less any required withholding taxes) (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (as they may be amended or supplemented from time to time, shall together constitute the "Offer").

  Holders of Shares (collectively, "Stockholders") whose Shares are registered in their own name and who tender directly to First Union National Bank, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders of the Company who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses incurred in connection with the Offer, including the charges and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent"). See "THE TENDER OFFER--Fees and Expenses."

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the offer that number of shares of Common Stock which, when combined with the shares owned by Purchaser, would result in Purchaser owning at least 51% of the outstanding Common Stock on the date of purchase, (2) there not having occurred on or prior to the date of purchase any change, condition, event or development having a material adverse effect on the Company, (3) the Company not having breached in any material respect as of the date of purchase, any of its covenants, obligations or agreements contained in the Agreement and Plan of Merger between the Company and the Purchaser, dated May 12, 2000 (the "Merger Agreement"), (4) the Company not having been in breach, on or prior to the date the Shares are purchased, of any of its representations or warranties contained in the Merger Agreement except where any such breach does not have a material adverse effect on the Company, and (5) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations thereunder. These and certain other conditions to the consummation of the Offer are more fully described in "THE TENDER OFFER--Conditions of the Offer."

  The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of May 12, 2000, between Purchaser and the Company. The Merger Agreement provides that, among other things, if the Purchaser acquires enough Shares pursuant to the Offer to hold at least 51% of the outstanding Common Stock and certain other specified conditions are met, then as promptly as practicable after the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), except for Shares held by Stockholders exercising their appraisal rights in accordance with the Delaware General Corporation Law (the "DGCL"), each outstanding Share will, by virtue of the Merger and without any action on the part of the Stockholders, be canceled and be converted into the right to receive an amount per Share in cash equal to the Offer Price, without interest (the "Merger Consideration"). The terms and conditions of the Merger Agreement are more fully described in "SPECIAL FACTORS--The Merger Agreement."

  Subject to appraisal rights under the DGCL, Shares not tendered in the Offer will be canceled in the Merger and converted into the right to receive the Merger Consideration. Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory appraisal procedures set forth in the DGCL, the relevant provisions of which are attached as Annex A of this Offer to Purchase, will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL. NO APPRAISAL RIGHTS ARE AVAILABLE TO STOCKHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER. See "SPECIAL FACTORS-- Rights of Stockholders in the Offer and the Merger."

  At a meeting of the Board of Directors held on May 12, 2000, by unanimous vote of all of the directors, based on, among other things, the unanimous recommendation of a special committee formed to consider the Offer and Merger consisting of Dr. Arthur B. Laffer and Mr. Stephen G. Cerri (the "Special Committee"), the Board of Directors (i) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to and in the best interests of the Company and the Stockholders, (ii) approved the Offer and the Merger and approved and adopted the Merger Agreement, and (iii) recommended that the Stockholders of the Company tender their Shares pursuant to the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

  The Purchaser was formed by Bruce V. Rauner, a director of the Company and a principal of the indirect general partner of GTCR Fund IV. Mr. Rauner is the sole stockholder and sole director of the Purchaser. GTCR Fund IV is the Company's largest Stockholder and is controlled by certain affiliates of the Purchaser. GTCR Fund IV currently beneficially owns approximately 23% of the Common Stock and has indicated that it will tender substantially all of its Shares on the same terms as all other Stockholders of the Company. GTCR Fund VII, of which Mr. Rauner is an affiliate, has delivered to Purchaser a binding commitment letter to provide financing of up to $192 million in exchange for equity interests in Purchaser. GTCR Fund VII will provide such financing through GTCR-CLC, LLC, an entity formed by it and GTCR Fund IV. Simultaneously with the execution of the Merger Agreement, Purchaser entered into a Rollover Agreement (the "Rollover Agreement") with certain members of the Company's senior management consisting of: Stephen R. Kerrigan, Chief Executive Officer; Mitchell Blatt, President and Chief Operating Officer; Robert M. Doyle, Chief Financial Officer and Secretary; and Michael E. Stanky, Senior Vice President; and a director of the Company, James N. Chapman (collectively, the "Management Group"). The Rollover Agreement obligates the Management Group to exchange certain of their Shares for equity interests of the Purchaser. The Management Group currently beneficially owns approximately 5.6% of the Common Stock and has agreed to contribute approximately 89% of the Common Stock beneficially held by them pursuant to the terms of the Rollover Agreement. See "SPECIAL FACTORS--Beneficial Ownership of Shares."

  The Company has advised Purchaser that Lazard Freres & Co. LLC ("Lazard Freres"), investment banker to the Special Committee, has delivered to the Special Committee its written opinion, dated May 12, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $14.25 per Share cash consideration to be received by the Stockholders (other than Purchaser or the stockholders of Purchaser) in the Offer and the Merger (collectively, the "Public Stockholders") was fair, from a financial point of view, to the Public Stockholders. A copy of the Lazard Freres opinion, which sets forth the assumptions made, procedures followed, and matters considered by Lazard Freres, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC"). The Schedule 14D-9 is being mailed to the Stockholders concurrently with the mailing of this Offer to Purchase. The Schedule 14D-9 may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "THE TENDER OFFER--Certain Information Concerning the Company--Additional Information." Stockholders are urged to read the Fairness Opinion carefully in its entirety.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. Background of the Offer and the Merger; Contacts with the Company

  GTCR Fund IV initially acquired an interest in the Company in January 1995. As principals of the indirect general partner of GTCR Fund IV, Bruce V. Rauner and David A. Donnini, each of whom is a director of the Company, beneficially own the Shares held by GTCR Fund IV. Presently, GTCR Fund IV beneficially owns approximately 23% of the outstanding Shares.

  An integral component of the Company's business strategy since January 1995 has been growth through selective acquisitions designed to increase the Company's installed machine base and achieve economies of scale, increase operating efficiencies and improve financial performance.

  From November 1995 to March 1998, the Company pursued a strategy of rapid growth through acquisitions, expanding its national presence in the outsourced laundry equipment services industry. Against the background of limited opportunities for significant acquisitions, in an effort to preserve capital and reduce its level of indebtedness, the Company determined to slow its rate of growth by acquisitions. During this period, the Company's Board of Directors became concerned that the Company's strong operating performance within its core business was not appropriately reflected in its share price. These concerns were discussed internally with management and with the Company's investment bankers in early 1997, resulting in a determination to evaluate available strategies and/or opportunities to maximize shareholder value, including possibly a sale of the Company. Following an active solicitation process conducted by a nationally recognized investment banking firm, including meetings with potential acquirors and strategic partners, the Company received only one acquisition proposal and their proposal was at a price per share less than the trading price of the Common Stock at that time.

  In October 1999, certain members of management and affiliates of GTCR Fund VII commenced discussions concerning a potential acquisition of the Company with a view toward taking it private.

  As a result of these discussions, on October 12, 1999, GRKC Holding Company, LLC ("GRKC"), a newly formed entity controlled by two of the Company's present directors, Mr. Kerrigan (CEO and Chairman) and Mr. Chapman (director and investment banker to the Company), delivered a written proposal to the Board of Directors to acquire between 80% and 90% of the Common Stock for a cash purchase price of $13.00 per share (the "$13 Offer"), to be financed by GTCR Golder Rauner, L.L.C, an affiliate of GTCR Fund VII, pursuant to the terms of an equity commitment letter providing up to $155 million in equity financing, subject to customary conditions.

  On October 13, 1999, GRKC received from GTCR Golder Rauner, L.L.C a commitment letter to provide financing of up to $155 million in exchange for equity interests in GRKC which contained terms and conditions similar to those contained in the $13 Offer.

  On October 13, 1999, a special meeting of the Board of Directors was held pursuant to which Mr. Kerrigan notified the Board of Directors of GRKC's acquisition proposal. The Board of Directors, consisting of Stephen R. Kerrigan, Mitchel Blatt, David A. Donnini, Bruce V. Rauner, James N. Chapman, Stephen G. Cerri and Dr. Arthur B. Laffer, of whom Messrs. Kerrigan, Chapman, Donnini and Rauner had a potential interest in the $13 Offer, determined to select independent directors to form a special committee to evaluate and respond to the $13 Offer. At this meeting, the Board of Directors appointed a special committee consisting of two independent directors, Dr. Arthur B. Laffer and Stephen G. Cerri, neither of whom was interested in the proposed transaction or affiliated with GRKC. The Special Committee was authorized to
(i) retain an investment banker (subject to certain financial limitations) to evaluate the fairness of the $13 Offer to the Stockholders and, if appropriate, render a fairness opinion with respect thereto, and (ii) engage legal counsel, to advise the Special Committee with respect to the $13 Offer and assist the Special Committee in making its recommendations to the Board of Directors and Stockholders with respect to such offer. The Board of Directors also authorized, in consideration of the time and effort involved in reviewing and evaluating the $13 Offer, compensation for each of the independent directors of the Special Committee in the amount of $25,000.

  On October 15, 1999, the law firm of Mayer, Brown & Platt ("Mayer, Brown"), counsel to GRKC, and the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to the Special Committee, discussed the process of selecting an investment banker and obtaining information about the Company.

  On October 20, 1999, GRKC submitted to the Board of Directors an executed copy of GTCR Golder Rauner, LLC's equity commitment letter. Later that day, GRKC issued a press release announcing the $13 Offer, subject to the approval of the Special Committee and other customary conditions.

  On November 2, 1999, GRKC and the Special Committee, through their respective advisors, discussed the desire of the Special Committee to retain an investment banker for a fee in excess of that authorized by the Board of Directors. From November 3, 1999 to November 23, 1999, GRKC and the Special Committee continued such discussions with respect to the retention by the Special Committee of Lazard Freres and, in particular, the amount of the compensation requested in light of the Board of Directors' prior authorization.

  On November 15, 1999, GRKC delivered a draft of the Merger Agreement in respect of the $13 Offer to counsel to the Special Committee.

  On November 24, 1999, a special meeting of the Board of Directors was held pursuant to which the Board of Directors approved the level of compensation requested by Lazard Freres, and on December 2, 1999, at the request of the Special Committee, authorized the Special Committee to take any actions such committee reasonably deemed necessary or appropriate in order to facilitate its review and consideration of the $13 Offer.

  On November 24, 1999, GRKC delivered a letter to the Special Committee advising the Special Committee that, unless GRKC and the Special Committee were able to reach an agreement with respect to the $13 Offer by December 13, 1999, it intended to withdraw the $13 Offer and consider other options to deliver value to the Stockholders.

  On November 24, 1999, the Board of Directors received a letter from a potential bidder indicating an interest in pursuing a transaction to acquire the Company at a price in excess of $13.00 per share and requesting that the Company make available appropriate financial and other Company information.

  On December 7, 1999, representatives of Skadden and Lazard Freres met with representatives of GRKC, its investment banker, Jefferies & Company, Inc. ("Jefferies"), and Mayer, Brown to discuss the $13 Offer. At this meeting, Mr. Chapman and Jefferies provided Lazard Freres with financial analysis relating to the value of the Company and certain background information regarding the Company and the $13 Offer.

  On January 20, 2000, the Special Committee's advisors met with GRKC's advisors to respond to the $13 Offer, including the draft Merger Agreement. At this meeting, the Special Committee's advisors conveyed that it was the position of the Special Committee that the $13 Offer did not provide adequate value to the Stockholders. Although there were no further discussions relating to the value of the Company, other contractual matters discussed at the meeting included the structure of the proposed transaction, the scope of representations and warranties contained in the Merger Agreement, treatment of outstanding options, continuation of indemnification rights for the Company's directors, "break-up" fees and conditions to the $13 Offer.

  On January 26, 2000, Mayer, Brown responded in writing to the Special Committee's concerns raised at the January 20th meeting and contained in Skadden's letter of the same date, by addressing the concerns raised by the Special Committee, including, among other things, extending its offer to all Stockholders and significantly reducing the amount of the "break-up" fee. GRKC was not, however, willing to increase its offer price above $13.00 per share.

  Between January 27, 2000 and February 3, 2000, Mayer, Brown and Skadden communicated telephonically on several occasions in an effort to reach an agreement on price, however, GRKC and the Special Committee were unable to reach an agreement on price.

  On February 3, 2000, GRKC issued a press release announcing the withdrawal of the $13 Offer as a result of an inability to reach an agreement with the Special Committee.

  During the weeks of April 24, 2000 and May 1, 2000, the Special Committee and Lazard resumed negotiations with representatives of GTCR Golder Rauner, L.L.C and had several conversations as to the price at which an acquisition of the Company might be accomplished.

  On May 1, 2000, representatives of affiliates of Purchaser informed the Special Committee that Purchaser was prepared to increase its original offer price and offer $14.25 per share of Common Stock for 100% of the outstanding Common Stock pursuant to a two-step transaction involving a tender offer for all of the Common Stock followed by a merger of Purchaser with and into the Company, whereby any outstanding shares of Common Stock would be exchanged for the right to receive $14.25 per share in cash.

  On May 4, 2000, Mayer, Brown delivered to Skadden a revised draft of the Merger Agreement reflecting the terms and conditions of Purchaser's acquisition proposal.

  From May 5, 2000 through May 12, 2000, Skadden and Mayer, Brown negotiated the terms of the Merger Agreement, including, among other things, a significant reduction of the "break-up" fee payable to Purchaser and a limit on reimbursement of Purchaser's expenses in the event the proposed acquisition was not consummated.

  On May 10, 2000, Bruce V. Rauner, a director of the Company and an affiliate of GTCR Fund VII, formed Purchaser, CLC Acquisition Corporation, for the purpose of delivering to the Special Committee a revised acquisition proposal.

  At a meeting of the Special Committee held on May 12, 2000, the Special Committee reviewed the terms of the Offer and the proposed Merger Agreement with its legal counsel and investment banker. Also at this meeting, representatives of Lazard Freres delivered to the Special Committee an oral opinion (which opinion was confirmed by delivery of a written fairness opinion dated May 12, 2000) to the effect that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received by the Public Stockholders pursuant to the Offer and the Merger was fair, from a financial point of view, to the Public Stockholders. The Special Committee determined that the Offer, the Merger and the Merger Agreement are fair to and in the best interests of the Public Stockholders and recommended that the Board of Directors approve the Offer and the Merger and approve and adopt the Merger Agreement.

  On May 12, 2000, following the meeting of the Special Committee with its legal counsel and investment banker, the full Board of Directors met telephonically to consider the recommendations of the Special Committee. The Board of Directors voted to unanimously approve the Offer and the Merger and to unanimously approve and adopt the Merger Agreement, and to unanimously recommend that the Company's stockholders accept the Offer and, if approval is required by applicable law, approve the Merger and approve and adopt the Merger Agreement.

  On May 12, 2000, following the meeting of the Board of Directors, the Merger Agreement was executed and delivered by Purchaser and the Company, and the Rollover Agreement was executed and delivered by Purchaser and each member of the Management Group.

  In a press release issued by the Company on May 15, 2000, the Company announced that the Board of Directors had approved the Offer and the Merger and signed the Merger Agreement.

  On May 26, 2000, Purchaser commenced the Offer.

2. Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Offer and the Merger.

 The Special Committee.

  In approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and recommending that the Stockholders tender their shares pursuant to the Offer, the Special Committee considered a variety of factors, including but not limited to the following:

    (i) the opinion of Lazard Freres that, based upon and subject to the assumptions and qualifications stated in its opinion, the $14.25 per Share to be received by the Public Stockholders in the Offer and the Merger is fair to the Public Stockholders from a financial point of view, and the report and analysis presented to the Special Committee in connection with the Lazard Freres opinion; a copy of the opinion of Lazard Freres, which sets forth the assumptions made, the matters considered and the limitations of the review undertaken by Lazard Freres, is attached as Exhibit 6 to the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Stockholders are urged to read the opinion of Lazard Freres in its entirety;

    (ii) the presentation of Lazard Freres that included various valuation analyses of the Company described below under "--Opinion of the Special Committee's Investment Banker";

    (iii) the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between the Purchaser and its advisors and the Special Committee (none of whose members were employed by the Company or affiliated with the Purchaser) and its advisors, and the judgment of the Special Committee that, based upon the negotiations that had transpired (including the increased offer from $13 to $14.25 per Share) a price higher than $14.25 per Share could not likely be obtained;

    (iv) Coinmach's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry and general economic and stock market conditions;

    (v) the historical market prices and recent trading activity of the Common Stock, including the fact that the Offer Price represents a premium of approximately 78% over the $8.00 closing price of the shares on Nasdaq on May 12, 2000, the last full trading day prior to the announcement that the Company entered into the Merger Agreement with the Purchaser;

    (vi) the likelihood that the Company's market price performance in the foreseeable future would not substantially exceed its recent performance, considering the fact that the Company's growth opportunities are currently limited, and the stock price for comparable companies also declined;

    (vii) the fact that since the public announcement by GRKC of the $13 Offer on October 20, 1999, no other party had presented the Company with an acquisition proposal;

    (viii) the fact that certain potential bidders were contacted on behalf of the Special Committee (including entities that were in discussion with the Company as part of a prior solicitation of acquisition proposals in early 1997) and that no such entity was willing to present the Company with an acquisition proposal;

    (ix) communications from various Stockholders expressing their views in favor of, and against, the $13 Offer;

    (x) the fact that the Offer provides the Stockholders with liquidity to dispose of their Shares which may not be available in the public market due to the low level of trading volume of the Shares;

    (xi) the terms of the Merger Agreement, including

    . the ability of the Board of Directors to provide access to information concerning the Company to any third parties who make an unsolicited bona fide written superior takeover proposal, and to engage in discussions and negotiate with any such third party;

    . the ability of the Board of Directors, in exercising its fiduciary duties, to withdraw or modify its recommendation to the Stockholders and terminate the Merger Agreement in order to permit the Company to enter into a business combination transaction with a third party which makes a superior takeover proposal;

    . the fact that the Company would be required to pay the Purchaser certain termination fees and expenses in order to accept a superior takeover proposal and that, while such fees and expense reimbursement would increase the cost to a third party interested in acquiring the Company, they would not preclude a third party from making a superior takeover proposal or from acquiring the Company; and

    . there are no unusual requirements or conditions to the Offer and the Merger;

    (xii) the Offer and the Merger are not conditioned upon the availability of financing, and the Purchaser has the financial resources to consummate the Offer and the Merger expeditiously;

    (xiii) the fact that the consideration to be paid in the Offer and the Merger is all cash;

    (xiv) the transaction has been structured to include a first-step cash tender offer for all of the Common Stock, thereby enabling Stockholders who tender their Common Stock to promptly receive $14.25 per Share in cash, and the fact that any Public Stockholders who do not tender their Common Stock will receive the same cash price per Share in the subsequent Merger;

    (xv) the possible conflicts of interest of certain directors and members of management of both the Company and the Purchaser; and

    (xvi) the fact that Stockholders who do not tender their Shares pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL, whether or not a Stockholder vote is required.

  In addition to the factors listed above, the Special Committee considered the fact that the consummation of the Offer and the Merger would eliminate the opportunity of the Public Stockholders to participate in any potential future growth in the value of the Company. The Special Committee believed that, although there can be no assurance as to the level of growth or profits to be attained by the Company in the future, the $14.25 per Share price to be paid in connection with the Offer and the Merger adequately compensates the Public Stockholders for the elimination of such opportunity.

  In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Offer, the Merger and the Merger Agreement, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to any of the foregoing factors and, accordingly, the Special Committee did not do so.

 The Board of Directors of the Company.

  All of the directors of the Company other than the members of the Special Committee (comprised of Dr. Laffer and Mr. Cerri) have an interest in the Offer and the Merger. Accordingly, the Board of Directors based its determination that the terms of the Offer are fair to the Public Stockholders primarily upon the conclusion of the Special Committee described above, the other factors described above under the caption "The Special Committee," and the factors set forth below:

    (i) the Special Committee consisted of independent directors appointed by the Company's Board of Directors to represent solely the interests of the Public Stockholders;

    (ii) the Special Committee retained and was advised by its own independent legal counsel and investment banker who negotiated on behalf of the Special Committee;

    (iii) the Special Committee's investment banker, Lazard Freres, assisted it in evaluating the proposed transaction and provided other financial advice;

    (iv) the Special Committee, with the assistance of its advisors, evaluated and negotiated the terms of the Offer and the Merger; and

    (v) the $14.25 per Share cash purchase price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and the Management Group and Purchasers and their respective advisors.

  The members of the Board of Directors, including the members of the Special Committee, evaluated the Offer and the Merger in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors.

  The Board of Directors, including the members of the Special Committee, believes that the Offer and Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed to represent the interests of the Public Stockholders; (ii) the Special Committee retained and was advised by its own independent legal counsel; (iii) the Special Committee retained and was advised by Lazard Freres, as its independent investment banker; (iv) the fact that the $14.25 per Share price resulted from active arm's-length bargaining between the Special Committee and the Purchaser and their respective advisors; and (v) the fact that the Special Committee is a mechanism well established under Delaware law to ensure fairness in transactions of this type.

  The Board of Directors and the Special Committee recognized that the Merger is not structured to require the approval of a majority of the Stockholders other than the Purchaser and its stockholders.

  The Board of Directors and the Special Committee also recognized that, while consummation of the Offer and the Merger will result in all Public Stockholders being entitled to receive $14.25 in cash for each of their Shares, it will eliminate the opportunity for current Stockholders to participate in the benefit of increases, if any, in the value of the Company's business following the Merger. Nevertheless, the Board of Directors and the Special Committee concluded that this fact did not justify foregoing the receipt of the immediate cash premium presented by the $14.25 per share price.

  Neither the Board of Directors nor the Special Committee considered the liquidation of the Company's assets and neither considered liquidation to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Offer and the Merger.

  The foregoing discussion of information and factors considered and given weight by the Special Committee and the Board of Directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the Special Committee and the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the determinations and recommendations. In addition, individual members of the Special Committee and the Board of Directors may have given different weights to different factors.

3. Position of Management Group and Purchaser Regarding Fairness of the Offer and the Merger.

  The Management Group and Purchaser believe the Offer and the Merger to be substantially and procedurally fair to the Public Stockholders. In addition to the factors considered by the Board of Directors described above, the Purchaser and the Management Group considered, among other things, the following other factors:

    (i) the conclusion of the Board of Directors and the Special Committee that the Offer and the Merger are fair to and in the best interests of the Public Stockholders;

    (ii) the historical and pro forma financial performance of the Company;

    (iii) the Offer Price represents a premium of approximately 78% over the closing market price for the Shares on May 12, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement.

    (iv) the Offer is not subject to a financing condition;

    (v) the Offer provides the Public Stockholders who are considering selling their Shares with the opportunity to sell their Shares at the Offer Price without incurring the transaction costs typically associated with market sales;

    (vi) the ability of Public Stockholders who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the DGCL;

    (vii) the terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal counsel and investment banker, on the one hand, and representatives of Purchaser, on the other hand, and provide for the Offer in order to allow Public Stockholders to receive payment for their Shares in cash on an accelerated basis;

    (viii) the decline in the market value of comparable companies over the past year;

    (ix) over the course of the six-month period following the announcement of GRKC's original acquisition proposal, notwithstanding that Lazard Freres conducted a "market check" for interested bidders, the Company did not receive any bona fide offers to acquire the Company; and

    (x) the fact that the Special Committee received the Fairness Opinion from Lazard Freres to the effect that, as of that date and based on and subject to the matters described in the opinion, the $14.25 per Share cash consideration to be received in the Offer and the Merger by the Stockholders was fair, from a financial point of view, to the Public Stockholders.

  Purchaser and the Management Group have reviewed the factors considered by the Board of Directors in support of its decision, as described above, and have no basis to question its consideration of or reliance on these factors. Purchaser and the Management Group did not find it practicable to assign, nor did any of them assign, specific relative weights to the foregoing factors in reaching their opinion as to the fairness of the Offer and the Merger to the Public Stockholders.

4. Opinion of the Special Committee's Investment Banker.

  On May 12, 2000, Lazard Freres delivered its oral opinion to the Special Committee to the effect that, as of that date, and subject to certain considerations described by Lazard Freres, the merger consideration to be received by the Public Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to such Public Stockholders. Lazard Freres confirmed its oral opinion by delivery of its written opinion dated May 12, 2000. The opinion of Lazard Freres does not constitute a recommendation as to whether Stockholders should tender their Shares or how Stockholders should vote with respect to the Merger.

  The full text of the written opinion of Lazard Freres dated May 12, 2000, which identifies assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Exhibit 6 to the Company's Recommendation/Solicitation Statement on Schedule 14D-9 and is incorporated into this document by reference. You are encouraged to, and should, read Lazard Freres' opinion in its entirety.

  In connection with its opinion, Lazard Freres:

  .  reviewed the financial terms and conditions of the Merger Agreement;

  . analyzed certain historical business and financial information relating to the Company;

  . reviewed various financial forecasts and other data provided to Lazard Freres by the Company relating to its business;

  . held discussions with members of the senior management of the Company with respect to the business and prospects of the Company and its strategic objectives;

  . reviewed public information with respect to certain other companies in lines of business it believes to be generally comparable to the business of the Company;

  . reviewed the financial terms of certain business combinations involving companies in lines of business it believes to be generally comparable to that of the Company, and in other industries generally;

  . reviewed the historical stock prices and trading volumes of the Common Stock; and

  . reviewed such other information and conducted such other financial studies, analyses and investigations, as Lazard Freres deemed appropriate.

  In conducting its analysis and in arriving at its opinion, Lazard Freres relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. With respect to financial forecasts, Lazard Freres assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Lazard Freres assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

  Lazard Freres' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard Freres as of, the date of its opinion.

  In rendering its opinion, Lazard Freres assumed, with the consent of the Special Committee, that the Purchaser's acquisition of the Company would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for Purchaser's acquisition of the Company will not have an adverse effect on the Company.

  The following is a summary of the material financial analyses used by Lazard Freres in connection with providing its oral opinion to the Special Committee on May 12, 2000. Lazard Freres utilized substantially the same financial analyses in connection with providing its written opinion attached as Exhibit 6 to the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  The following summaries of financial analyses include information presented in tabular format. Stockholders should read these tables together with the text of each summary.

  Historical Stock Trading Analysis. Lazard Freres reviewed the historical trading prices and volumes for the Common Stock. Lazard Freres compared the trading price and volume data for the Common Stock for the period from October 20, 1998 through October 20, 1999, for the period from January 1, 1999 through October 20, 1999, for the period from June 30, 1999 through October 20, 1999 and for the period from February 3, 2000 through May 10, 2000. Lazard Freres reviewed the trading performance of the Common Stock for the period from October 20, 1998 through May 10, 2000 and for the period from the Company's initial public offering through May 10, 2000. Lazard Freres also compared the trading performance of the Common Stock for the period from October 20, 1998 through May 10, 2000 and for the period from the Company's initial public offering through May 10, 2000 to the trading performance of Mac-Gray Corporation and the S&P 400 for the comparable periods, respectively.

  Selected Companies Analysis. Lazard Freres reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following four publicly traded corporations (the "Selected Companies"):

  .  Mac-Gray Corporation;

  .  ABM Industries Incorporated;

  .  Encompass Services Corporation; and

  .  Integrated Electrical Services, Inc.

  The Selected Companies were chosen because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to the Company's operations or businesses.

  Lazard Freres also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings, publicly available research reports and the Institutional Brokers Estimate System ("IBES"). The multiples and ratios for the Company were calculated using $14.25 per Share and projections provided by the Company, which were then calendarized. The multiples for each of the Selected Companies were based on the most recent SEC filings, publicly available research reports, IBES and closing prices on May 10, 2000. Lazard Freres' analyses of the Selected Companies compared the following to the data for the Company:

  . enterprise value (i.e., market value of common equity plus debt for the Company and Mac-Gray Corporation and market value of common equity plus debt less cash for ABM Industries Incorporated, Encompass Services Corporation and Integrated Electrical Services, Inc.) as a multiple of latest twelve month ("LTM"), estimated 2000 and estimated 2001 sales;

  . enterprise value as a multiple of LTM, estimated 2000 and estimated 2001 earnings before interest, taxes, depreciation and amortization ("EBITDA");

  . enterprise value as a multiple of LTM, estimated 2000 and estimated 2001 earnings before interest and taxes ("EBIT"); and

  . estimated five-year earnings per share growth rate based on IBES estimates.

  The results of these analyses are summarized as follows:

                                                        Selected Companies
                                                     ---------------------------
                                             Company    Range     Median   Mean
                                             ------- -----------  ------  ------
Enterprise Value as a Multiple of:
 2001E Sales................................   1.54x     NA        0.19x   0.19x
 2000E Sales................................   1.60x 0.22x-0.82x   0.31x   0.45x
 LTM Sales..................................   1.66x 0.36x-0.84x   0.42x   0.51x
 2001E EBITDA...............................   4.8x      NA        2.2x    2.2x
 2000E EBITDA...............................   5.0x   2.6x-4.0x    3.5x    3.3x
 LTM EBITDA.................................   5.2x   4.1x-6.6x    4.6x    5.0x
 2001E EBIT.................................  16.2x      NA        2.7x    2.7x
 2000E EBIT.................................  17.5x   3.2x-9.1x    4.3x    5.5x
 LTM EBIT...................................  19.7x   5.1x-10.8x   7.3x    7.7x
IBES Est. 5 Year Growth Rate................  20.0%  10.0%-17.5%  15.0%   14.4%

NA: Not Applicable

  Based on these analyses and assuming approximately 13.2 million Shares outstanding and debt of approximately $685 million, Lazard Freres determined that the implied equity value per Share of the Company ranged from approximately $6 per Share to $11 per Share.

  Analysis of Selected Coinmach Acquisitions. Lazard Freres calculated the implied equity value per Share of the Common Stock based on the LTM EBITDA multiples for selected acquisitions that the Company made between 1995 and 1998 and the acquisition of the Company by GTCR Fund IV in 1995. Assuming approximately 13.2 million Shares outstanding and debt of approximately $685 million, Lazard Freres determined that the implied equity value per Share ranged from approximately $13 per Share to $20 per Share and that, based on the mean and median range of the LTM EBITDA multiples, the implied equity value per Share of the Company ranged from approximately $14 per Share to $16 per Share.

  Analysis of Selected Coinmach Acquisitions Adjusted for Cost Savings. Lazard Freres calculated the implied equity value per Share of the Common Stock based on adjusted LTM EBITDA multiples for selected acquisitions that the Company made between 1995 and 1998 and the acquisition of the Company by GTCR Fund IV in 1995. The LTM EBITDA multiples were adjusted to reflect cost savings related to the respective acquisition. The adjusted LTM EBITDA multiples were provided to Lazard Freres by Jefferies, which in turn had been provided with the underlying adjusted LTM EBITDA data by the Company. Assuming approximately
13.2 million Shares outstanding and debt of approximately $685 million, Lazard Freres determined that the implied equity value per Share of the Company ranged from approximately $7 per Share to $17 per Share and that, based on the mean and median range of the adjusted LTM EBITDA multiples, the implied equity value per Share of the Company ranged from approximately $11 per Share to $12 per Share.

  Comparable Leveraged Buyout Premia. Lazard Freres analyzed certain information relating to leveraged buyout transactions greater than $100 million with all cash offers (that were not subsequently withdrawn) since January 1, 1994 (the "Buyouts"). Lazard Freres used information provided by Securities Data Corp. and Factset. For the Buyouts, Lazard Freres compared:

  . the final premium (based on the purchase price) to the price one day prior to announcement of the respective offer;

  . the final premium (based on the purchase price) to the price one week prior to the announcement of the respective offer;

  . the final premium (based on the purchase price) to the price four weeks prior to the announcement of the respective offer, and

  . the final purchase price as a percent of the prior 52-week high market price of the respective stock.

  The results of these analyses for the Buyouts are summarized as follows:

                                                               Buyouts
                                                          ---------------------
                                                           Low    Median  High
                                                          -----   ------  -----
Final Premium (Discount) to One Day Prior Price..........  (5.2%)  31.7%  129.2%
Final Premium (Discount) to One Week Prior Price.........  (8.1%)  37.9%  142.4%
Final Premium (Discount) to Four Weeks Prior Price....... (18.6%)  38.3%  140.4%
Final Price as Percent of Prior 52-Week High Price.......  41.9%  101.3%  177.4%

  Based on the mean and median figures derived from such data and using the closing price of the Common Stock on May 10, 2000, Lazard Freres determined that the implied equity value per Share of the Company ranged from approximately $7 per Share to $24 per Share.

  Discounted Cash Flow Analysis. Lazard Freres calculated the net present value of unlevered free cash flows based on projections provided by the Company for the years 2001 through 2005 using discount rates ranging from 10.5% to 12.5% and calculated terminal values based on multiples ranging from 4.5x to 5.5x estimated EBITDA in 2005. These terminal values were then discounted to present value using discount rates ranging from 10.5% to 12.5% and added to the net present value of the unlevered free cash flows to determine a range of enterprise values and a range of implied equity values per Share. Assuming approximately 13.2 million Shares outstanding and debt of approximately $685 million, Lazard Freres determined that the implied equity value per Share of the Company ranged from approximately $9 per Share to $23 per Share.

  Leveraged Buyout Analysis. Using projections provided by the Company, Lazard Freres analyzed the equity internal rate of return from the Purchaser's perspective, assuming an internal rate of return from 20% to 30%, the Company's current level of debt capitalization and that the Purchaser exits its position in year five at 4.5x to 5.5x EBITDA. Lazard Freres determined that the implied equity value per Share of the Company ranged from approximately $12 per Share to $16 per Share.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Lazard Freres' opinion. In arriving at its fairness determination, Lazard Freres considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

  The analyses were prepared for the benefit of the Special Committee and the opinion of Lazard Freres was rendered in connection with its consideration of the Offer and the Merger. The opinion was not intended to and does not constitute a recommendation as to whether you should tender your Shares or how you should vote with respect to the Merger.

  The Company has agreed to pay Lazard Freres as compensation for its services as investment banker of the Special Committee (a) a cash fee of $975,000 upon the execution of the Merger Agreement, which fee shall be credited against any fee pursuant to clause (b), and (b) a cash fee equal to 0.365%, payable upon consummation of the Offer and the Merger, of the aggregate consideration paid or payable in connection with the Offer and the Merger, including, among other things, the principal amount of any indebtedness of the Company outstanding immediately prior to consummation of the Offer and the Merger. The Company also has agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, and to indemnify Lazard Freres and related parties, to the full extent lawful, from and against liabilities, including liabilities under the federal securities laws, incurred in connection with Lazard Freres' engagement.

  As described above, Lazard Freres' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Lazard Freres.

  Lazard Freres, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lazard Freres has in the past provided underwriting services to the Company for which Lazard Freres received customary fees.

  As of the date of its opinion, Lazard Freres was acting as investment banker to affiliates of the Purchaser for which Lazard Freres may receive fees which would be customary.

  From time to time Laffer Associates, including Dr. Arthur B. Laffer, a member of the Special Committee, has performed economic consulting services for the asset management business of Lazard Freres, for which Laffer Associates has been paid customary fees and expenses.

  One of the factors the Special Committee deemed significant in selecting Lazard Freres as its investment banker was the fact that it is a nationally recognized investment banking firm with substantial experience in transactions similar to the Offer and Merger.

  Lazard Freres provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company for its own account and for the account of customers.

5. Purpose of, Alternatives to, Reasons for, Effects of and Structure of the Offer and the Merger; Plans for the Company.

  Purpose of, Reasons for and Structure of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Purchaser to acquire all of the Common Stock. The Offer will enable the Purchaser to acquire as many Shares not beneficially owned by the Management Group as possible as a first step in acquiring 100% of the Common Stock. Through the Merger, Purchaser will acquire all Shares not purchased pursuant to the Offer, contributed to Purchaser pursuant to the Rollover Agreement or contributed by GTCR Fund IV to GTCR-CLC, LLC. Upon consummation of the Merger, the Company, as the surviving entity, will be entirely owned by GTCR-CLC, LLC and the Management Group and certain limited partners of GTCR Fund VII and other institutional investors who may determine to invest directly in Purchaser.

  Under the DGCL, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the Common Stock are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. While the approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the votes cast by all Stockholders entitled to vote thereon, Purchaser will not consummate the Offer unless it receives tendered Shares in an amount, when aggregated with its own Shares, is equal to at least 51% of the Common Stock. Furthermore, if the Offer is consummated and Purchaser acquires at least 90% of the Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger ("Short-Form Merger") provisions of Section 253 of the DGCL, without any action by the Board of Directors or the Stockholders. In such event, Purchaser intends to effect a Short-Form Merger as promptly as practicable following the purchase of Shares in the Offer.

  Alternative Structures Considered by Purchaser. In structuring the transaction, the Purchaser considered various legal structures to effect the acquisition of all of the outstanding Shares, including a one-step merger transaction and a two-step tender offer followed by a merger transaction. The two-step tender offer and merger structure has been selected by Purchaser in lieu of the alternative one-step merger structure because Purchaser believes that the two-step structure can be completed more quickly than a one-step merger transaction.

  Effects of the Offer and the Merger. Following completion of the Offer and the Merger, the interests of (i) GTCR-CLC, LLC, (ii) certain limited partners of GTCR Fund VII and other institutional investors who may determine to invest directly in Purchaser, and (iii) each of the individuals comprising the Management Group, in the Company's net book value and net earnings will be in equal or the same proportion to the equity interests acquired by such parties in the Purchaser. If the Merger is consummated, immediately following the Merger, such parties will collectively own all the equity interests of the Company and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, such parties will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, the Public Stockholders will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  Plans for the Company After the Offer and the Merger. Pursuant to the Merger Agreement, upon completion of the Offer, Purchaser will effect the Merger in accordance with the Merger Agreement. See "SPECIAL FACTORS--The Merger Agreement." Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, Public Stockholders will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Merger and will not have any right to vote on corporate matters. In addition, Public Stockholders will not be entitled to share in any premium which might be payable by an unrelated third-party acquiror of all of the Common Stock in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, such Public Stockholders will not face the risk of losses generated by the Surviving

Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Merger.

  The Shares are currently listed for quotation on The Nasdaq National Market. However, as a result of the Merger and following consummation of the Merger, the Company will be entirely owned by GTCR-CLC, LLC, certain limited partners of GTCR Fund VII and other institutional investors who may determine to invest directly in Purchaser and the individuals comprising the Management Group, and there will be no public market for the Shares. Following the consummation of the Merger, Shares will no longer be quoted on The Nasdaq National Market and Purchaser intends to terminate the registration of the Shares under the Securities Exchange Act of 1934 (the "Exchange Act"). Accordingly, after the Merger there will be no publicly traded equity securities of the Company. Moreover, after the Merger, the Company may deregister the Common Stock in which event the Company will no longer be legally required to file periodic reports with the SEC, under the Exchange Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiaries), and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and Stockholders who beneficially own 10% or more of the Common Stock will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in
Section 16 of the Exchange Act with respect to the Shares. See "THE TENDER OFFER--Effect of the Offer on the Market for the Common Stock; Exchange Act Registration." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors, will continue to manage the Company as an ongoing business.

  The Merger Agreement provides that the directors of the Company (with the exception of Messrs. Cerri and Laffer) immediately prior to the Effective Time (as defined in "THE TENDER OFFER--Terms of the Offer"), and the officers of the Company immediately prior to the Effective Time, will be the directors and the officers, respectively, of the Surviving Corporation after the Merger, until their respective successors are elected or appointed and qualified in accordance with applicable law.

  It is currently expected that the business and operations of the Surviving Corporation after the Merger will be conducted substantially as they are currently being conducted by the Company. Other than by virtue of the Merger and the other transactions contemplated by the Merger Agreement and except as otherwise described above or elsewhere in this Offer to Purchase, Purchaser and the Management Group have no current plans or proposals that relate to or would result in: (i) a change-of-control transaction, such as a merger, reorganization or liquidation, involving the Surviving Corporation or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Surviving Corporation or any of its subsidiaries; (iii) any material change in the Surviving Corporation's capitalization or dividend policy or indebtedness; (iv) any change in the management of the Surviving Corporation, the composition of the Board of Directors (other than the removal of Dr. Laffer and Mr. Cerri) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Surviving Corporation's corporate structure or business. However, the Surviving Corporation's management will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or individual policy that it considers to be in the best interests of the Surviving Corporation and its Stockholders. Management may, from time to time, evaluate and revise the Surviving Corporation's business, operations and properties and make such changes as are deemed appropriate.

6. Certain United States Federal Income Tax Consequences.

 The following is a summary of certain federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or who receive cash in the Merger (including any cash received by dissenting Stockholders, if any, pursuant to the exercise of appraisal rights). The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address Stockholders in whose hands Shares are not capital assets, nor does it address Stockholders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to Stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of Stockholders who exercise appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

  The federal income tax consequences set forth below are included for general informational purposes only. Because individual circumstances may differ, each Stockholder should consult such Stockholder's own tax advisor to determine the applicability of the rules discussed below to such Stockholder and the particular tax effects of the offer and the Merger, including the application and effect of state, local and other income tax laws.

  The receipt of cash for Shares pursuant to the Offer or the Merger (including any cash received by dissenting Stockholders, if any, pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Code. In general, for federal income tax purposes, a Stockholder will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date the Purchaser accepts the Shares for payment pursuant to the Offer or, if applicable, the Effective Time, the Shares were held for more than one year. The deductibility of any capital loss realized by the Stockholder may be subject to limitations.

  Under United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31 percent. Backup withholding generally applies if the Stockholder fails to furnish the Depositary such Stockholder's correct taxpayer identification number or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each Stockholder should consult with such Stockholder's own tax advisor as to such Stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

  All Stockholders tendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Noncorporate foreign Stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

7. Rights of Stockholders in the Offer and the Merger.

  No appraisal rights are available to Stockholders who tender their Shares in the Offer. If the Merger is consummated, however, record Stockholders who have not validly tendered their Shares or voted in favor of the Merger (if a vote is required) will have certain rights under the DGCL to an appraisal of, and to receive payment in cash of the fair value of, their Shares (the "Appraisal Shares"). Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262"), a copy of which is attached as Annex A to this Offer to Purchase, will have the fair value of their Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving

Corporation. A judicial determination of the fair value of Appraisal Shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more than, equal to, or less than the Offer Price or Merger Consideration. In addition, such Stockholders may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their Appraisal Shares from the Effective Time until the date of payment. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  Under Section 262, if the Merger is submitted to a vote of the Stockholders at a meeting thereof, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining Stockholder approval of the Merger, notify each of the Stockholders entitled to appraisal rights that such rights are available. If the Merger is approved without a vote of the Stockholders, the Company, either before the Effective Time or within ten days thereafter, must notify all non-tendering Stockholders of the approval of the Merger and that appraisal rights are available. In either case, the notice must include a copy of Section 262. Section 262 requires that the costs associated with the notices be borne by the Surviving Corporation. If the Merger is submitted to a vote of the Stockholders at a meeting thereof, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company before the taking of the vote on the Merger, a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold of record such Appraisal Shares through the Effective Time. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the Effective Time, will lose any right to appraisal in respect of such Appraisal Shares.

  If the Merger is approved without a vote of the Stockholders, a holder of Appraisal Shares wishing to exercise appraisal rights will be required to deliver to the Company, within 20 days after the date of mailing the notice by the Company described above, a written demand for appraisal of such holder's Appraisal Shares.

  A demand for appraisal must be executed by or on behalf of the Stockholder of record and must reasonably inform the Company of the identity of the Stockholder of record and that such Stockholder intends thereby to demand an appraisal of such Appraisal Shares.

  A person having a beneficial interest in Appraisal Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights. If Appraisal Shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand will have to be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a Stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a Stockholder owns Appraisal Shares through a broker who in turn holds the Appraisal Shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such Appraisal Shares will have to be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of Appraisal Shares.

  A record holder, such as a broker, fiduciary, depository or other nominee, who holds Appraisal Shares as a nominee for others, will be able to exercise appraisal rights with respect to the Appraisal Shares held for all or less than all of the beneficial owners of those Appraisal Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Appraisal Shares standing in the name of such record owner.

  Within 120 days after the Effective Time, but not thereafter, the Company or any Stockholder who has complied with the statutory requirements of Section 262 summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's Appraisal Shares. There is no present intention on the part of Purchaser to file an appraisal petition on behalf of the Company, and Stockholders who seek to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of Appraisal Shares. Accordingly, it will be the obligation of any Stockholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. Within 120 days after the Effective Time, any Stockholder who has theretofore complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares not voting in favor of the Merger (if applicable) and with respect to which demands for appraisal were received as well as the number of holders of such Shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company.

  If a petition for appraisal is timely filed, and after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the Appraisal Shares from the Effective Time.

  The costs of the proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. However, costs do not include attorneys' fees or expert witness fees. Upon application of a Stockholder, the Delaware Court of Chancery may also order all or a portion of the expenses incurred by any Stockholder, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

  At any time within 60 days after the Effective Time, any Stockholder shall have the right to withdraw its demand for appraisal and to accept the Merger Consideration. After this period, the Stockholder may withdraw such holder's demand for appraisal only with the consent of the Surviving Corporation. If any Stockholder who properly demands appraisal of such holder's Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the DGCL, the Appraisal Shares of such Stockholder will be converted into the right to receive the Merger Consideration. A Stockholder will fail to perfect, or effectively lose or withdraw, such Stockholder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time or if the Stockholder delivers to the Company a written withdrawal of such Stockholder's demand for appraisal within the time period specified above.

  Except as otherwise disclosed in the Offer to Purchase, none of Purchaser or the Management Group has made any provision in connection with the Offer or the Merger to obtain counsel or appraisal services for unaffiliated security holders at the expense of Purchaser, the Management Group or the Company.

8. The Merger Agreement.

  The following is a summary of the Merger Agreement, which is incorporated herein by reference and a copy of which has been included as Exhibit (a)(5)(i) to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the same manner set forth in "THE TENDER OFFER--Certain Information concerning the Company--Additional Information." The summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable, and in any event not later than the tenth business day following the date of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the conditions described in "THE TENDER OFFER--Conditions of the Offer" (the "Offer Conditions"). The Purchaser may waive any such condition in whole or in part and make any other changes in the terms and conditions of the Offer, subject to the terms of the Merger Agreement.

  Under the terms of the Merger Agreement, Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser are in addition to the Purchaser's rights to terminate the Offer pursuant to "THE TENDER OFFER--Conditions of the Offer." The Merger Agreement provides that subject to the terms and conditions of the Offer and the Merger Agreement and the satisfaction or waiver (to the extent permitted) of all the Offer Conditions as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. If the Offer Conditions are not satisfied or, to the extent permitted, waived by the Purchaser as of the Expiration Date, the Purchaser may extend the Offer from time to time for the shortest time periods permitted by law and to the extent Purchaser reasonably believes such extensions are necessary until the consummation of the Offer, provided that notwithstanding the satisfaction of the Offer Conditions, Purchaser shall have the right, but not the obligation, to extend the Offer until August 10, 2000, notwithstanding the prior satisfaction of the Offer Conditions.

  Composition of the Board of Directors After the Offer. The Merger Agreement provides that, promptly upon payment for the Shares equal to a majority of all Shares, Purchaser shall be entitled to designate all of the individuals who shall serve as directors of the Company, and the Company shall promptly take all actions necessary to cause Purchaser's designees to be so elected, including, seeking the resignations of Mr. Cerri and Dr. Laffer or, if necessary, otherwise increasing or decreasing the size of the Board.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions thereof (and including those described in "THE TENDER OFFER--Conditions of the Offer") and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation. At Purchaser's election, any affiliate or direct or indirect subsidiary of Purchaser may be merged with and into the Company instead of Purchaser.

  Certificate of Incorporation, By-laws, Directors and Officers After the Merger. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to the certificate of incorporation of Purchaser, as in effect at the Effective Time, except (1) the name of the Surviving Corporation will remain Coinmach Laundry Corporation, (2) any provisions in the certificate of incorporation of Purchaser naming the incorporator and/or the initial directors shall not become part of the certificate of incorporation of the Surviving Corporation and (3) as otherwise prohibited by Delaware law. At the Effective Time, the By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law except that the name of the Surviving Corporation shall remain Coinmach Laundry Corporation. The Merger Agreement further provides that the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

  Conversion of Shares. Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Purchaser or any wholly owned subsidiary of Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Appraisal Shares) shall be converted into the right to receive in cash the Offer Price, payable to the holder thereof, and without interest, upon surrender of the certificate formerly representing such Share.

  Conversion of Options. The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding option to purchase Shares, whether or not then exercisable or vested, shall become fully exercisable and vested and shall be canceled by the Company. Each holder thereof shall be entitled to receive immediately following the Effective Time from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the excess of the Merger Price over the exercise price per Share thereof and (b) the number of Shares subject to such stock option (net of taxes required by law to be withheld with respect thereto).

  Appraisal Shares. The Merger Agreement provides that Appraisal Shares shall not be converted into the right to receive the Merger Price, but shall be entitled to receive the consideration as shall be determined pursuant to
Section 262 of the DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Appraisal Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and, prior to the Effective Time, Purchaser shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

  Stockholders Meeting. The Merger Agreement provides that if required, the Company, acting through its Board of Directors, shall, in accordance with applicable law, (i) duly call, give notice to, convene and hold a special meeting of the Stockholders (the "Special Meeting") as soon as practicable following the consummation of the Offer for the purpose of considering and taking action under the Merger Agreement; (ii) prepare and file with, and use its reasonable best efforts to have cleared by, the SEC a preliminary proxy statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to the Stockholders and
(y) to obtain the necessary approvals of the Merger and the Merger Agreement by the Stockholders; and (iii) subject to the fiduciary obligations of the Board under applicable law as determined in good faith by a majority of the Board based on the advice of independent outside legal counsel, (A) include in the Proxy Statement the recommendation of the Board that the Stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement and the written Fairness Opinion of the Company's investment banker that the consideration to be received by the Public Stockholders pursuant to the Offer and the Merger is fair from a financial point of view to such Public Stockholders and (B) use its reasonable best efforts to obtain the necessary adoption of the Merger Agreement. Pursuant to the Merger Agreement, Purchaser also agrees that it will vote, or cause to be voted, all of the Shares then owned by it or any of its other subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.

  The Merger Agreement provides that, notwithstanding the foregoing, in the event Purchaser shall acquire at least 90% of the outstanding Shares of each class pursuant to the Offer, the parties thereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting of the Stockholders, in accordance with Section 253 of the DGCL.

  Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement to the termination of the Offer, except pursuant to the terms of the Merger Agreement or unless Purchaser shall otherwise agree in writing, the Company will, and will cause each of its subsidiaries to conduct its operations only in, and the Company and its subsidiaries shall not take any action other than in, the ordinary course of business consistent with past practice and in compliance with applicable laws. The Company has also agreed that the Company and each of its subsidiaries shall use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees, and to preserve their present relationships with customers, suppliers, creditors, business partners and other persons with which they have significant business relations.

  Without limiting the generality of the foregoing and except as otherwise expressly contemplated by the Merger Agreement, the Company has agreed that the Company and its subsidiaries shall refrain from taking various actions without the Purchaser's prior written consent until the termination of the Offer. These prohibitions cover, among other things, limitations on making changes to their organizational documents, selling their capital stock, declaring or paying any dividend or other distribution, making changes in their capital stock, increasing the compensation payable to directors, officers and employees (except in the ordinary course of business consistent with past practices), increasing or granting any severance or termination pay (except to the extent required under existing plans, policies or agreements), engaging in any material corporate transaction, including acquisitions, incurring debt outside the ordinary course of business or not under existing lines of credit, entering into, renewing or amending contracts and making capital expenditures beyond specified limits, selling, leasing, licensing or disposing of any material assets (outside the ordinary course of business), changing accounting or tax policies, settling any material litigation or any litigation which relates to the transactions contemplated by the Merger Agreement, changing the key management structure of the Company or any of its subsidiaries, transferring or granting any rights to intellectual property, taking any action reasonably likely to expose the Company to any claim that the Company has violated applicable laws, rules or regulations, adopting a plan of complete or partial dissolution or liquidation, merger, restructuring, recapitalization or other reorganization of the Company or any of its active subsidiaries, paying or discharging any claims, liabilities or obligations outside the ordinary course of business consistent with past practices, entering into any collective bargaining agreement and taking any actions that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect or result in any of the Offer Conditions not being satisfied.

  Access to Information. Pursuant to the Merger Agreement, from the date thereof until the termination or consummation of the Offer, the Company is required to, and must cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors, representatives and financing sources (collectively, the "Company Representatives") to, provide Purchaser and its officers, employees, counsel, advisors and representatives and financing sources (collectively, the "Purchaser Representatives") reasonable access (subject to existing confidentiality and other obligations), consistent with applicable law, during normal business hours and upon reasonable notice to the offices and other facilities and to the books and records of the Company and its subsidiaries, and to permit Purchaser and Purchaser Representatives to make inspections of such as any of them may reasonably require, and to cause the Company Representatives and the Company's subsidiaries to furnish Purchaser and Purchaser Representatives to the extent available with such other information with respect to the business and operations of the Company and its subsidiaries as Purchaser may from time to time reasonably request.

  Efforts. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties thereto shall use its reasonable good faith efforts to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and the Merger Agreement as promptly as practicable.

  Public Announcements. So long as the Merger Agreement is in effect, Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange.

  Indemnification. The Merger Agreement provides that the Company will, and after the Effective Time, Purchaser will cause the Surviving Corporation to, until the expiration of any applicable statutes of limitation, (i) indemnify and hold harmless each present and former director, officer, and employee of the Company (collectively, the "Company Indemnified Parties"), against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including, in any event, in connection with the Offer, the Merger and the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and (ii) keep in effect the provisions in its articles of incorporation and Bylaws containing the provisions with respect to exculpation of director and officer liability and indemnification set forth in the articles of incorporation and Bylaws of the Company on the date of this Agreement to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified in any manner adverse to the Company Indemnified Parties, without the prior written consent of such persons, except as required by applicable law.

  The Merger Agreement also provides that the Company will, and after the Effective Time, Purchaser will cause the Surviving Corporation to, use its reasonable best efforts to cause to be maintained in effect for not less than six years from the Effective Time the policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time and providing coverage and containing terms and conditions which are no less advantageous than those currently in place, provided, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date thereof (it being understood that if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount).

  No Solicitation of Transactions. The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its or its subsidiaries' directors, members, officers, employees, agents, advisors or representatives, directly or indirectly, to (a) solicit, initiate or encourage or take any other action to facilitate any proposal or offer from any person relating to any acquisition or purchase of assets of, or any equity interest (other than the exercise of outstanding options) in, the Company or any of its subsidiaries, or any other tender offer (including a self tender offer) or exchange offer, merger, reorganization, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, the Company or any of its subsidiaries (a "Takeover Proposal") or take any other action which may be reasonably expected to lead to any Takeover Proposal, other than the transactions contemplated by the Merger Agreement and the Rollover Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the Offer or the Merger or which would reasonably be expected to adversely affect the benefits to the Purchaser of the transactions contemplated thereby, (b) negotiate, explore or otherwise participate in discussions with any person (other than Purchaser or its respective directors, members, officers, employees, agents and representatives), and including any parties with which the Company has previously engaged in discussions or negotiations with respect to any Takeover Proposal or potential Takeover Proposal, or furnish to any person (other than Purchaser or its respective directors, members, officers, employees, agents and representatives) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Purchaser or its respective directors, members, officers, employees, agents and representatives) to do or seek any of the foregoing or (c) enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company from (i) prior to the consummation of the Offer (A) furnishing information pursuant to a confidentiality agreement (provided for informational purposes to Purchaser), on terms and conditions customary for similar transactions, concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited bona fide written Takeover Proposal, or (B) engaging in discussions or negotiations with such a third party who has made an unsolicited bona fide written Takeover Proposal which did not otherwise result from a breach of these provisions or
(ii) following receipt of an unsolicited bona fide written Takeover Proposal but prior to consummation of the Offer, failing to make or withdrawing or modifying its recommendation of the Merger Agreement, but in each case referred to in the foregoing clauses (i) (B) or (ii) only to the extent that the Company Board shall have concluded in good faith, on the basis of advice from outside legal counsel and the Company's investment bankers, that (A) such Takeover Proposal is more favorable to the Stockholders than the transactions contemplated by the Offer and the Merger Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (B) such Takeover Proposal is not conditioned on obtaining financing (and with respect to which Purchaser has received written evidence, in form and substance reasonably acceptable to Purchaser, of such third party's ability to fully finance its Takeover Proposal) and provides for consideration to the Stockholders payable in cash or shares of capital stock that for a period of at least two consecutive years immediately preceding the effective time of the closing of such Takeover Proposal was continuously registered pursuant to an effective registration statement under the Act and listed on a national securities exchange or quoted on The Nasdaq National Market (any such capital stock, "Public Stock") or any combination of cash and Public Stock, (C) such Takeover Proposal is for at least 100% of the Shares, and (D) the Company Board's fiduciary duties, as they would exist in the absence of any limitation in this Agreement, would require the Company Board to take such action (any Takeover Proposal satisfying each of the immediately preceding clauses (A), (B), (C) and (D), hereinafter referred to as a "Superior Proposal"; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) and (ii) until after prior written notice to Purchaser with respect to such action. After taking any such action, the Company Board shall promptly advise Purchaser with respect to the status thereof as developments arise or as requested by Purchaser. Nothing in the Merger Agreement shall prevent the Company Board from taking, and disclosing to the Stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. In addition, if the Company Board receives an unsolicited Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, then the Company shall immediately inform Purchaser orally and in writing of the terms and conditions of such proposal and the identity of the person making it and if any Takeover Proposal is in writing, the Company shall immediately deliver a copy thereof to Purchaser.

  Special Meeting. The Merger Agreement provides that the Company shall take no action to call a special meeting of the Stockholders without the prior consent of Purchaser unless compelled by legal process, except in accordance with the Merger Agreement unless and until the Merger Agreement has been terminated in accordance with its terms.

  Disposition of Litigation. The Merger Agreement provides that the Company will not settle any litigation currently pending, or commenced after the date thereof, against the Company or any of its directors by any Stockholder relating to the Offer or the Merger Agreement, without the prior written consent of Purchaser. The Merger Agreement further provides that the Company will not voluntarily cooperate with any third party which has sought or may thereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger, subject, in each case, to the fiduciary duties of the Board of Directors.

  State Takeover Laws. The Company shall, upon the request of Purchaser, take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger and the Rollover Agreement, of any state or foreign takeover law.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by the Company concerning the Company's capitalization, required filings and consents, the Board of Directors' approval of the Merger Agreement and the transactions contemplated thereby, SEC filings and financial statements, absence of certain changes or events, business, compliance with applicable laws, no conflicts, opinion of investment banker, absence of litigation, tax matters, insurance matters, and brokers. Some of the representations are qualified by a Material Adverse Effect clause. "Material Adverse Effect" includes any change or effect that would be materially adverse to the assets, liabilities, business, prospects, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

  Conditions of the Merger. Under the Merger Agreement, the respective obligations of Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) if required by DGCL, the Stockholders shall have duly adopted the Merger

Agreement and approved the transactions contemplated by the Merger Agreement pursuant to the requirements of the Company's certificate of incorporation and applicable law (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares), (ii) Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any law, legal requirement, order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger; provided that the party invoking this condition shall have used its reasonable best efforts to prevent the entry of such order, judgment, decree, injunction or ruling and to appeal as promptly as practicable any such order, judgment, decree, injunction or ruling.

  Termination Events. The Merger Agreement can be terminated and the Offer and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the Stockholders:

    (a) by mutual written consent of Purchaser and the Company;

    (b) by Purchaser or the Company, if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court or other governmental entity of competent jurisdiction or located or having jurisdiction within the United States or any country or economic region in which either the Company or Purchaser, directly or indirectly, has material assets or operations shall have issued, enacted, entered, promulgated or enforced any final order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, injunction or ruling shall have become nonappealable;

    (c) by Purchaser or the Company if (i) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or (ii) if Purchaser shall have failed to pay for Shares pursuant to the Offer within 90 days following the date of the Merger Agreement; provided, however, that neither the Purchaser nor the Company, as the case may be, may terminate the Merger Agreement as described in this paragraph, if Purchaser's termination or withdrawal of the Offer or failure to pay for Shares pursuant to the Offer has been caused by or results from the failure of such terminating party to perform any of its covenants or agreements contained in the Merger Agreement or a breach of such party's representations and warranties contained in the Merger Agreement;

    (d) by the Company if (i) the Offer shall not be commenced within ten business days following the date of execution of the Merger Agreement, provided, that the failure to so commence has not been caused by and does not result from the failure of the Company to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, (ii) Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement which breach materially adversely affects Purchaser's ability to consummate the Offer, and, with respect to any such breach that is reasonably capable of being cured, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and
  (B) two business days prior to the Expiration Date, (iii) Purchaser shall have terminated the Offer, or (iv) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide Takeover Proposal that is a Superior Proposal (after taking into account any revised proposal made by Purchaser during the Three-Day Period (as defined below)); provided, however, that (1) such Superior Proposal did not result from a breach of the provisions described in "No Solicitation Transactions," above, (2) on the basis of advice from outside legal counsel and the Company's investment bankers and acting in good faith, the Company Board or the Special Committee shall have withdrawn its recommendation to the Stockholders that the Offer and the Merger is fair and advisable and in the best interests of the Company, and (3) prior to such termination by the Company, the Company Board shall, if requested by Purchaser in connection with a revised proposal made by Purchaser, negotiate in good faith with Purchaser in respect of such revised proposal for not less than three (3) business days (the "Three-Day Period"); and provided, further, that such termination under this clause (d)(iv) shall not be effective until the Company has reimbursed Purchaser for all of its fees and expenses as described below;

    (e) by Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company contained in the Merger Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the commencement or consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the commencement or consummation of the Offer or the Merger, which, in the case of clause (i) or (ii), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the Expiration Date, (iii) the Company shall effect, or enter into any agreement with respect to, a transaction with any person pursuant to a Takeover Proposal (other than the Purchaser) or the Company Board has resolved to do so, (iv) the Company Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer or the Merger or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing or (v) the Minimum Condition (as defined in "THE TENDER OFFER--Conditions of the Offer") shall not have been satisfied by the Expiration Date; or

    (f) by the Company, if the Company enters into a written agreement with respect to a Superior Proposal in accordance with the terms of this Agreement, including, without limitation, payment of all fees and expenses as described below.

  Termination Fees and Expenses. The Merger Agreement provides that (i) if the Merger Agreement is terminated by the Company as described under paragraph
(d)(iv) under "Termination Events", or by the Purchaser as described under paragraph (e)(i), (ii), (iii) or (iv) under "Termination Events"; or (ii) the transactions contemplated by the Merger Agreement are not consummated through no fault of the Purchaser, and the Company, within one year of the termination of the Merger Agreement, enters into a transaction with another person which is the result of a Takeover Proposal, then the Company shall pay to Purchaser a cash fee of $8.0 million (the "Fee"). In addition to any amounts described in the immediately preceding sentence, the Merger Agreement provides that all Expenses (as hereinafter defined) incurred by the parties to the Merger Agreement shall be borne solely and entirely by the Company, and that the Company shall without exception, at the request of Purchaser, whether or not the Offer has been withdrawn, terminated or consummated, promptly (but not later than three business days after receipt of written invoices from Purchaser evidencing such Expenses) reimburse Purchaser for all such Expenses; provided that, if the Offer is not consummated, the Company's obligation to reimburse Purchaser's Expenses is limited to $1,500,000. For purposes of this subsection, "Expenses" means all out-of-pocket fees and expenses actually incurred by Purchaser, whether before or after the execution and delivery of the Merger Agreement, in connection with the transactions contemplated by the Merger Agreement and the Rollover Agreement, including, without limitation, reasonable fees and expenses payable to all banks, investors, investment banking firms and other financial institutions, and their respective agents and counsel, all fees and reasonable expenses of counsel, accountants, experts and consultants to Purchaser and its investors, and, further, including without limitation fees and reasonable expenses of, or incurred in connection with, any litigation or other proceedings to collect the Fee or any of the fees, costs and expenses described above.

9. Interests of Certain Persons in the Offer and the Merger.

  In considering the recommendations of the Board of Directors and the Special Committee, Stockholders should be aware that certain officers and directors of Purchaser and the Company have interests in the Offer and the Merger which are described below and which may create certain potential conflicts of interest.

  Mr. Bruce V. Rauner, a director of the Company, is an affiliate of GTCR Fund VII and the sole stockholder and sole director of Purchaser. GTCR Fund VII has issued a binding commitment letter to Purchaser, committing to an investment of up to $192 million to be made through GTCR-CLC, LLC. For more information concerning the Purchaser, see "THE TENDER OFFER--Certain Information Concerning Purchaser."

  Each of Stephen R. Kerrigan (Chief Executive Officer of the Company), Mitchell Blatt (President and Chief Operating Officer of the Company), Robert
M. Doyle (Chief Financial Officer and Secretary of the Company), Michael E. Stanky (Senior Vice President of the Company) and James N. Chapman (a director of the Company), have entered into a Rollover Agreement with the Purchaser that obligates them to exchange certain of their shares of Common Stock for equity interests in the Purchaser. Accordingly, such persons, who currently beneficially own in the aggregate 5.6% of the Common Stock, will not tender most of their shares pursuant to this Offer. We believe that such persons will tender in the Offer all their Shares that are not subject to the Rollover Agreement.

  As of May 26, 2000, the Management Group and executive officers of the Company (other than Messrs. Laffer and Cerri), as a group, beneficially owned an aggregate of 3,746,550.81 Shares (representing approximately 29% of the then outstanding Shares). As of May 26, 2000, Messrs. Laffer and Cerri, the members of the Special Committee, each beneficially owned an aggregate of 95,000 options to purchase shares of Common Stock (the "Independent Director Options") (together representing 1.31% of the then outstanding Shares), and Mr. Cerri beneficially owned 5,500 Shares. The Independent Director Options held by Messrs. Laffer and Cerri will be treated in the Offer and the Merger in the same manner as options held by other holders of options to purchase Common Stock. See "--The Merger Agreement." Certain Shares beneficially owned by the Management Group will not be tendered in the Offer and will be converted into equity interests of the Surviving Corporation. The members of the Special Committee, in addition to the compensation described below, will each be entitled to receive an aggregate of approximately $104,670 for their Independent Director Options upon consummation of the Offer and the Merger (based upon the number of Independent Director Options owned as of May 26, 2000). In addition, we believe that Mr. Cerri currently intends to tender the 5,500 shares that he owns, for which he would receive $78,375.

  Each of Dr. Laffer and Mr. Cerri is entitled to receive compensation in the amount of $25,000 for his service on the Special Committee, which compensation is not contingent upon the consummation of the Offer or the Merger.

  The Special Committee and the Board of Directors were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "--Recommendation of the Special Committee and the Board of Directors; Fairness of the Offer and the Merger."

10. Beneficial Ownership of Shares.

  The following table sets forth certain information, as of May 26, 2000, regarding the ownership of Common Stock by GTCR Fund IV, each director or executive officer of Purchaser and the Company, and each person believed to be the beneficial owner of more than 5% of the outstanding common stock of the Company. In addition, Purchaser understands that all directors and executive officers of the Company (other than the Management Group with respect to their Shares subject to the Rollover Agreement) currently intend to tender their Shares pursuant to the Offer, except to the extent that tendering would subject any such director or executive officer to "short-swing profit" under
Section 16(b) of the Exchange Act. Except as indicated below, the executive officers and directors of Purchaser do not own any Shares.

                                               Amount and Nature of Percent of
          Beneficial Owner                     Beneficial Ownership  Class/1/
          ----------------                     -------------------- ----------
   Golder, Thoma, Cressey, Rauner, Fund IV,
   L.P........................................        3,008,402       23.3%
    6100 Sears Tower
    Chicago, IL 60606
   Strong Capital Management, Inc.............     1,927,425/2/       14.9%
    100 Heritage Reserve
    Menomonee Falls, WI 53051
   Prudential Insurance Company of America....     1,100,800/3/        8.5%
    751 Broad Street
    Newark, NJ 07102-3777
   Robert Fleming, Inc........................     1,014,805/4/        7.8%
    320 Park Avenue, 11th Floor
    New York, NY 10022
   Capital Guardian Trust Company.............       615,300/5/        4.9%
    333 South Hope Street,
    52nd Flr.
    Los Angeles, CA 90071
   Dimensional Fund Advisors, Inc.............       778,600/6/        6.1%
    1299 Ocean Avenue
    11th Floor
    Santa Monica, CA 90401
   Officers and Directors
   Stephen R. Kerrigan........................       687,467/7/        5.2%
   Mitchell Blatt.............................       488,845/8/        3.7%
   Robert M. Doyle............................       227,682/9/        1.7%
   Michael E. Stanky..........................      177,691/10/        1.4%
   John E. Denson.............................       33,711/11/         *
   Bruce V. Rauner............................    3,008,402/12/       23.3%
   David A. Donnini...........................    3,008,402/13/       23.3%
   James N. Chapman...........................       51,565/14/         *
   Arthur B. Laffer...........................       67,000/15/         *
   Stephen G. Cerri...........................       72,500/16/         *
                                                  -------------       -----
   All Officers and Directors as a group (10
    persons)..................................    4,814,863/17/       35.3%

--------
 * Percentage of Shares beneficially owned does not exceed 1% of Common Stock outstanding.
 1 Share percentage ownership is rounded to nearest tenth of 1% and reflects the effect of dilution as a result of outstanding options to the extent such options are, or within 60 days from May 26, 2000 will become, exercisable. Shares underlying any option which was exercisable on May 26, 2000 or becomes exercisable within the 60 day period thereafter are deemed outstanding only for purposes of computing the share ownership and share ownership percentage of the holder of such option.
 2 Based on a report on Schedule 13G/A filed by Strong Capital Management, Inc. ("Strong") with the SEC on May 10, 2000. Strong has sole voting power as to 1,501,600 Shares and sole investment power as to 1,927,425 Shares.
 3 Based on a report on Schedule 13G/A filed by Prudential Insurance Company of America ("Prudential") with the SEC on January 31, 2000. Prudential has sole voting power as to 284,400 Shares and shared voting power as to 816,400 Shares. Prudential has sole investment power as to 284,400 Shares and shared investment power as to 816,400 Shares.
 4 Based on a report on Schedule 13G/A filed by Robert Fleming Inc. with the SEC on February 7, 2000.
 5 Based on a report on Schedule 13G filed by Capital Guardian Trust Company ("Capital") with the SEC as of December 31, 1999. Capital has sole voting power as to 494,100 Shares and sole investment power as to 615,300 Shares. Capital has disclaimed beneficial ownership of all Shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended.
 6 Based on a report on Schedule 13G filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC on February 4, 2000. Dimensional has sole voting power as to 778,600 Shares and sole investment power as to 778,600 Shares. Dimensional disclaims beneficial ownership of all such Shares.
 7 Includes shares of common stock beneficially owned by MCS Capital, Inc. ("MCS"), a corporation controlled by Mr. Kerrigan. Includes Shares underlying options held by MCS to purchase an aggregate of 308,098 shares of common stock at an exercise price of $11.90 per share, all of which options are currently exercisable. Includes shares underlying options held by Mr. Kerrigan to purchase an aggregate of (i) 30,000 shares of common stock at an exercise price of approximately $23.05 per share and (ii) 20,000 shares of common stock at an exercise price of approximately $10.56 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options held by Mr. Kerrigan to purchase an aggregate of (i) 20,000 shares of common stock at an exercise price of approximately $23.05 per share and (ii) 30,000 shares of common stock at an exercise price of approximately $10.56 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
 8 Includes shares of common stock underlying options to purchase an aggregate of (i) 80,000 shares of common stock at an exercise price of $11.90 per share, (ii) 80,000 shares of common stock at an exercise price of $14.00 per share, (iii) 12,000 shares of common stock at an exercise price of approximately $23.05 per share and (iv) 12,000 shares of common stock at an exercise price of approximately $10.56 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of (i) 20,000 shares of common stock at an exercise price of $11.90 per share, (ii) 20,000 shares of common stock at an exercise price of $14.00 per share, (iii) 18,000 shares of common stock at an exercise price of approximately $23.05 per share and
    (iv) 18,000 shares of common stock at an exercise price of $10.56 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
 9 Includes shares of common stock underlying options to purchase an aggregate of (i) 131,890 shares of common stock at an exercise price of $11.90 per share, (ii) 12,000 shares of common stock at an exercise price of approximately $23.05 per share and (iii) 8,000 shares of common stock at an exercise price of $10.56 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of (i) 40,000 shares of common stock at an exercise price of $11.90 per share, (ii) 8,000 shares of common stock at an exercise price of approximately $23.05 per share and (iii) 12,000 shares of common stock at an exercise price of $10.56 per share, all of which options are not currently exercisable nor become exercisable within the next 60 days.
10 Includes shares of common stock underlying options to purchase an aggregate of (i) 103,521 shares of common stock at an exercise price of $11.90 per share, (ii) 40,000 shares of common stock at an exercise price of $14.00 per share, (iii) 6,000 shares of common stock at an exercise price of approximately $22.31 per share and (iv) 4,000 shares of common stock at an exercise price of $10.56 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of (i) 10,000 shares of common stock at an exercise price of $14.00 per share, (ii) 4,000 of common stock shares of common stock at an exercise price of approximately $22.31 per share and
    (iii) 6,000 shares of common stock at an exercise price of $10.56 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
11 Represents shares of common stock underlying options to purchase an aggregate of (i) 28,756 shares of common stock at an exercise price of $11.90 per share, (ii) 3,000 shares of common stock at an exercise price of approximately $23.31 per share and (iii) 4,000 shares of common stock at an exercise price of $10.56 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of (i) 2,000 shares of common stock at an exercise price of approximately $23.31 per share and (ii) 6,000 shares of common stock at an exercise price of $10.56 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
12 All such Shares are held by GTCR Fund IV, of which GTCR IV, L.P. ("GTCR IV"), is the general partner. Mr. Rauner is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Rauner disclaims beneficial ownership of such Shares.
13 All such Shares are held by GTCR Fund IV, of which GTCR IV is the general partner. Mr. Donnini is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV. Mr. Donnini disclaims beneficial ownership of such Shares.
14 Includes shares of common stock underlying options to purchase an aggregate of (i) 28,756 shares of common stock at an exercise price of $11.90 per share, and (ii) 13,248 shares of common stock at an exercise price of approximately $11.69 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of 52,996 shares of common stock at an exercise price of approximately $11.69 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
15 Includes shares of common stock underlying options to purchase an aggregate of (i) 60,000 shares of common stock at an exercise price of $14.00 per share, and (ii) 7,000 shares of common stock at an exercise price of approximately $11.69 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of 28,000 shares of common stock at an exercise price of $11.69 per share, none of which options are currently exercisable nor become exercisable within the next 60 days.
16 Represents shares of common stock underlying options to purchase an aggregate of (i) 60,000 shares of common stock at an exercise price of $14.00 per share, and (ii) 7,000 shares of common stock at an exercise price of approximately $11.69 per share, all of which options are currently exercisable. Does not include shares of common stock underlying options to purchase an aggregate of 28,000 shares of common stock at an exercise price of $11.69 per share and, none of which options are currently exercisable nor become exercisable within the next 60 days.
17 In calculating the shares of common stock beneficially owned by executive officers and directors as a group, 3,008,402 Shares owned by GTCR Fund IV and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once. In calculating the percentage of Shares beneficially owned by executive officers and directors as a group, the shares of common stock underlying all options which are currently exercisable or become exercisable within the next 60 days are deemed outstanding.

11. Related Party Transactions and Transactions in Common Stock.

  The Company paid Mr. Chapman, a director of the Company, $320,000, $120,000 and $180,000 during each of the fiscal years ended 1998, 1999 and 2000, respectively, for general financial advisory and investment banking services.

  The Company and GTCR Fund IV, the holder of 3,008,402 shares of Common Stock (or approximately 23% of the outstanding Common Stock), MCS Capital, Inc., a corporation controlled by Mr. Kerrigan ("MCS"), the holder of 329,369 shares of Common Stock (or approximately 2.5% of the outstanding Common Stock), Mitchell Blatt, the holder of 298,845 shares of Common Stock (or approximately 2.3% of the outstanding Common Stock), President and Fellows of Harvard College ("Harvard"), the holder of 70,273 shares of Common Stock (or approximately 0.5% of the outstanding Common Stock), and Robert M. Doyle, Michael E. Stanky, Charles Prato, James N. Chapman, Michael Marrus, David Tulkop, Russel Harrison, Sash A. Spencer and Mary Spencer, the holders of an aggregate of 175,104 shares of Common Stock (or approximately 1.4% of the outstanding Common Stock), are parties to a Voting Agreement, dated July 23, 1996 (the "Voting Agreement"), pursuant to which such Stockholders agreed to vote their shares of Common Stock so that the Board of Directors will consist of (i) two persons designated by GTCR Fund IV (currently Messrs. Rauner and Donnini), (ii) two persons who are officers, employees or members of management of the Company and are designated by the holders of a majority of Common Stock held by executive officers of the Company (currently Messrs. Kerrigan and Blatt), (iii) two persons jointly designated by GTCR Fund IV and Mr. Kerrigan (currently Mr. Chapman and Dr. Laffer), and (iv) one person designated by GTCR Fund IV and approved by Mr. Kerrigan (currently Mr. Cerri). The Voting Agreement provides that it shall terminate at such time as GTCR Fund IV holds in the aggregate less than twenty percent of all issued and outstanding Voting Shares. GTCR Fund IV has informed Purchaser that it intends to tender all of its Shares in the Offer (other than such shares to be contributed to GTCR-CLC, LLC in exchange for an equity interest in GTCR-CLC,
LLC). Accordingly, upon consummation of the Offer, the Voting Agreement will terminate in accordance with its terms.

  On March 27, 2000, the Depositary, acting on behalf of the Company pursuant to the 1998 Employee Stock Purchase Plan, purchased 6,500 shares of Common Stock at a price of $9.75 per share, in open market transactions effected through an unaffiliated broker-dealer, and the Company held those shares as treasury stock. On March 31, 2000, the Company sold 5,732.370 shares of Common Stock to certain of its employees pursuant to the 1998 Employee Stock Purchase Plan.

                               THE TENDER OFFER

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures set forth below in "--Withdrawal Rights" as soon as practicable after the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on July 3, 2000 unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is subject to certain conditions set forth in "--Conditions of the Offer." If the Offer Conditions are not satisfied or any of the events specified in "--Conditions of the Offer" have occurred prior to the Expiration Date, Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right (but is not obligated) to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering Stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the SEC, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of Stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

  Subject to the terms of the Merger Agreement, the applicable rules and regulations of the SEC and applicable law, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive any Offer Condition or otherwise amend the Offer in any respect by giving oral or written notice of such waiver or amendment to the Depositary.

  The Merger Agreement provides that, if the Offer Conditions are not satisfied or waived by the Purchaser, as of the Expiration Date, Purchaser may extend the Offer from time to time for the shortest time periods permitted by law and to the extent Purchaser reasonably believes such extensions are necessary until the consummation of the Offer (it being understood that, notwithstanding the satisfaction of the Offer Conditions, the Purchaser shall have the right, but not the obligation, to extend the Offer until August 10,
2000). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. Tendering Stockholders will continue to have the right to withdraw any tendered Shares during such extension. See "--Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

  Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 of the Exchange Act. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the public or as otherwise may be required by applicable law.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material Offer Condition, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Stockholders and investor response.

  Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered in the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered during the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the SEC expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to the Stockholders.

  A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which Stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

  During a Subsequent Offering Period, tendering Stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings in respect of the Shares for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other relevant materials to Stockholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of stockholders and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "--Withdrawal Rights") as promptly as practicable after the Expiration Date. Subject to applicable rules of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for purchase of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See "--Terms of the Offer," and "--Certain Legal Matters; Regulatory Approvals."

  The reservation by Purchaser of the right to delay the acceptance for purchase of, or payment for, the Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or to return the Shares deposited by, or on behalf of, Stockholders, promptly after the termination or withdrawal of the Offer.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "--Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book- entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering Stockholders whose Shares have been accepted for payment.

  UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

  If any validly tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, certificates evidencing Shares not purchased will be returned, without expense, to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "--Procedures for Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY SUCH INCREASED CONSIDERATION FOR ALL SUCH SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

  Purchaser reserves the right to assign to any other direct or indirect wholly owned subsidiary of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares.

  Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, a Stockholder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, (b) the Certificates representing Shares to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Stockholder's broker, dealer, commercial bank or trust company to tender applicable Shares pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND

THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents or instructions to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other firm which is a bank, broker, dealer, credit union or savings association (each of the foregoing being referred to as an "Eligible Institution" and collectively as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by the registered holder of Shares who has not completed the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

  Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following guaranteed delivery procedures are duly complied with:

  .  such tender is made by or through an Eligible Institution;

  . a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

  . the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of the Notice of Guaranteed Delivery. A "Trading Day" is any day on which The Nasdaq National Market is open for business.

  Any Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (unless Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Certificates or a Book-Entry Confirmation, if available, with respect to such Certificates), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Tender Constitutes an Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser on the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (subject to the terms of the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Management Group, Purchaser or any of their respective affiliates, the Depositary, or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment As Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Stockholder irrevocably appoints each designee of Purchaser as such Stockholder's attorney-in-fact and proxy, with full power of substitution, to vote in such manner as such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser (and any and all dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after May 26, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares and shall be irrevocable. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such Stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's Stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise all rights (including, without limitation, all voting rights) with respect to such Shares and receive all dividends and distributions.

  Backup Withholding. Under United States federal income tax law, the amount of any payments made by the Depositary to Stockholders (other than corporate and certain other exempt Stockholders) pursuant to the Offer may be subject to backup withholding tax at a rate of 31 percent. To avoid such backup withholding tax with respect to payments made pursuant to the Offer, a non-exempt, tendering Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify under penalties of perjury that such Stockholder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a Stockholder or if a Stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31 percent of any payments made to such Stockholder. See "SPECIAL FACTORS--Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 25, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay in acceptance for payment will be accomplished by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. Shares tendered pursuant to the procedure for book-entry transfer as set forth in "--Procedures for Tendering Shares" may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  Withdrawals of tendered Shares may not be rescinded without Purchaser's consent. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, the Management Group or any of their respective affiliates, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "--Procedures for Tendering Shares."

5. Price Range of the Shares.

  The primary market for the Shares is The Nasdaq National Market. The ticker symbol for the Shares is "WDRY." The following table sets forth, for the periods indicated, the high and low closing sales prices per share of Common Stock as reported on The Nasdaq National Market. The Company did not pay cash dividends on its Common Stock during the periods set forth below.

                                                                 High     Low
                                                                 ----     ---
     Fiscal Quarter Ended:
       June 30, 1998...........................................  $28.00  $20.00
       September 30, 1998......................................   23.50    8.75
       December 31, 1998.......................................   19.25    5.50
       March 31, 1999..........................................   16.875   9.375

                                                                 High     Low
                                                                 ----     ---
     Fiscal Quarter Ended:
       June 30, 1999........................................... $13.625  $9.125
       September 30, 1999......................................  12.625   9.563
       December 31, 1999.......................................  11.813   8.750
       March 31, 2000..........................................  10.375   7.563

  On May 25, 2000, the last full trading day prior to the date of this Offer to Purchase, the closing market price per Share on The Nasdaq National Market was $13.6875. Stockholders are urged to obtain current market quotations for the Company's Common Stock prior to tendering any Shares.

6. Certain Information Concerning the Company.

    The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. None of Purchaser, the Management Group or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to them. The following description of the Company and selected information has been adopted from the Company's Form 10-K for the fiscal year ended March 31, 1999, and is qualified in its entirety by reference to such report.

  The Company's headquarters are located at 55 Lumber Road, Roslyn, New York 11576, and its telephone number is (516) 484-2300. The Company's mailing address is the same as that of its headquarters. The Company also maintains a corporate office in Charlotte, North Carolina.

  The Company is a supplier of outsourced laundry equipment services for multi-family housing properties in the United States. At March 31, 1999, the Company owned and operated approximately 765,000 washers and dryers in approximately 75,000 locations on routes located throughout the United States and in 163 retail laundromats located throughout Texas and Arizona. The Company, through its wholly-owned subsidiary, Super Laundry Equipment Corp., is also a laundromat equipment distribution company.

  In January 1995, management, with its equity sponsor, GTCR Fund IV, acquired Coinmach Corporation and initiated a strategy of growth through acquisitions. The Company was incorporated on March 31, 1995 under the name SAS Acquisitions Inc. in the State of Delaware and is the sole stockholder of all of the Common Stock of Coinmach Corporation, its primary operating subsidiary.

  In July 1996, the Company completed an initial public offering of 4,120,000 shares of its Common Stock at an initial public offering price of $14.00 per share. In August 1996, the underwriters in the public offering exercised an over-allotment option with respect to the purchase of an additional 63,642 shares of Common Stock. In December 1997, the Company completed a secondary offering of 4,600,000 shares of its Common Stock at a price of $19.75 per share, including the issuance of 600,000 shares in connection with the exercise of an underwriters' over-allotment option granted in connection therewith. In connection with the secondary offering, 2,665,000 shares of Common Stock were sold by the Company and 1,935,000 shares of Common Stock were sold by certain Stockholders. The aggregate proceeds received by the Company, after the underwriter's discount and payment of all expenses in connection with the secondary offering, were approximately $48.4 million.

  Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information.

  Financial Information. Certain financial information relating to the Company is hereby incorporated by reference to the audited financial statements for the Company's 1998 and 1999 fiscal years set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (the "1999 10-K"), beginning on page F-1 of such report. This report may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "--Available Information," below.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information is required to be disclosed in reports filed with the SEC. These reports and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the SEC's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system, including those made by or in respect of the Company, are publicly available through the SEC's home page on the Internet at http://www.sec.gov.

7. Certain Information Concerning Purchaser.

  Ownership and Management. Purchaser, a newly incorporated Delaware corporation, has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of Purchaser are currently held by Bruce V. Rauner. Stephen R. Kerrigan, Chief Executive Officer of the Company, Mitchell Blatt, President and Chief Operating Officer of the Company, Robert M. Doyle, Chief Financial Officer and Secretary of the Company, Michael E. Stanky, Senior Vice President of the Company, and James N. Chapman, a director of the Company have entered into a Rollover Agreement that obligates them to exchange 265,369, 298,845, 59,467, 23,746 and 9,561 Shares, respectively, for equity interests in the Purchaser. Accordingly, such persons will not tender such Shares pursuant to this Offer. GTCR Fund VII has issued a commitment letter to the Purchaser, committing to an investment of $192 million in exchange for equity interests of the Purchaser, which investment will be made through GTCR-CLC, LLC, an entity formed by GTCR Fund VII and GTCR Fund IV, of which GTCR Fund IV is the sole managing member. GTCR Fund IV will contribute a small percentage of its shares of Common Stock in exchange for an interest in GTCR-CLC, LLC, which will in turn contribute the shares to us in exchange for our equity and tender its remaining shares of Common Stock in the Offer. GTCR Fund VII will also hold an interest in GTCR-CLC, LLC. Certain limited partners of GTCR Fund VII and other institutional investors may invest directly in Purchaser in exchange for certain equity interests of Purchaser (in which case there will be a pro-rata reduction in GTCR Fund VII's investment in Purchaser under the terms of its equity commitment).

  Because (i) the consideration for the Shares in the Offer consists solely of cash, (ii) the Offer is not subject to any financing condition, and (iii) Purchaser has offered to acquire all of the outstanding Shares in the Offer, Purchaser believes the financial condition of Purchaser and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Purchaser and other control persons required to be included herein are set forth in Schedule I to this Offer to Purchase.

  During the last five years, neither of Purchaser, nor, to the best of Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

  Except as set forth in "SPECIAL FACTORS--Beneficial Ownership of Shares" (i) neither of Purchaser, nor, to the best of Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser or the Company, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) neither of Purchaser, nor to the best of its knowledge, any of the persons or entities referred to above has effected any transaction in such equity securities during the past 60 days.

  Except as described in this Offer to Purchase, neither of Purchaser, nor, to the best of Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, in the past two years, neither of Purchaser, nor, to the best of Purchaser's knowledge, any of the persons listed on Schedule I to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, in the past two years, there have been no contracts, negotiations or transactions between any of Purchaser or its affiliates or, to the best of Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  Available Information. Purchaser is not subject to the informational reporting requirements of the Exchange Act, nor is it required to file reports and other information with the SEC relating to its businesses, financial condition or other matters. Except as otherwise disclosed in this Offer to Purchase, Purchaser has not made, and is not making, any provision in connection with the Offer or the Merger to grant unaffiliated security holders access to the books and records of Purchaser.

8. Source and Amount of Funds.

  The Offer is not conditioned upon any financing arrangements. The amount of funds required by Purchaser to purchase all of the outstanding Common Stock pursuant to the Offer, to pay the amounts due to the holders of the Company's options and to pay related fees and expenses is expected to be approximately $190 million.

  Contemporaneously with the consummation of the Offer, GTCR-CLC, LLC and certain limited partners of GTCR Fund VII and other institutional investors who may determine to invest directly in the Purchaser will contribute cash in exchange for equity interests in Purchaser to the extent not prohibited by applicable law, in an amount sufficient to allow Purchaser to acquire all of the Shares pursuant to the Offer. GTCR Fund VII has sufficient committed capital to fund the offer and has issued a commitment letter to the Purchaser, subject to certain conditions, committing to an investment of $192 million in exchange for equity interests of the Purchaser. GTCR Fund VII will make such cash investment through GTCR-CLC, LLC.

9. Effect of the Offer on the Market for the Common Stock; Exchange Act Registration.

  Market For Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. Shares are traded primarily on The Nasdaq National Market. According to published guidelines of the National Association of Securities Dealers ("NASD"), the Shares might no longer be eligible for quotation on The Nasdaq National Market if, among other things, the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of the publicly held Shares was less than $15,000,000, total assets or total revenues were less than $50,000,000 and there were fewer than four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the Shares are not considered as being publicly held for this purpose. According to the Company, as of May 24, 2000, there were approximately thirty-five holders of record of shares of Class A Common Stock (not including beneficial holders of Shares in street name) and one holder of shares of non-voting Class B Common Stock (not including beneficial holders of Shares in street name) and, as of May 25, 2000, there were 12,938,623 shares of Class A Common Stock outstanding and 240,324 shares of non-voting Class B Common Stock outstanding.

  If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of Nasdaq, and the Shares are no longer included in any tier of The Nasdaq National Market, the market for such Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of Stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its Stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the consummation of the Offer as the requirements for such termination are met.

  Margin Regulations. The Shares are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

10. Conditions of the Offer.

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for, any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by this Agreement if, (i) there shall not have been tendered and not properly withdrawn prior to expiration of the Offer at least the number of Shares that when combined with the Shares already owned by Purchaser shall constitute at least 51% of the then outstanding Shares (the "Minimum Condition"), or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

    (a) there shall have been any (i) action, proceeding, application, claim or suit, (ii) order or preliminary or permanent injunction, or (iii) statute, rule, regulation, legislation, interpretation, judgment or order instituted, pending, enacted, entered, enforced, promulgated, amended, issued and continuing and applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which would reasonably be expected to have the effect of, directly or indirectly: (1) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more expensive the making of the Offer, the acceptance for payment of, or payment for the Shares by Purchaser or the consummation of any of the transactions contemplated by the Merger Agreement; (2) prohibiting or affecting the ownership or operation by the Company or any of its subsidiaries or Purchaser or any of its affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or any of its affiliates or compelling Purchaser or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of their respective subsidiaries or Purchaser, or any of its affiliates, as a result of the transactions contemplated by the Offer, the Merger or the Merger Agreement; (3) imposing or confirming limitations on the ability of Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Purchaser or any of its affiliates on all matters properly presented to the Stockholders, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; (4) requiring divestiture by Purchaser of any Shares; or (5) otherwise resulting in a Material Adverse Effect on the Company;

    (b) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, including The Nasdaq National Market System, in the United States, (ii) a material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally, including without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from May 12, 2000, (iii) a commencement and continuation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

    (c) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
  Act) of more than 5% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
  Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates, or the Management Group or any of their respective affiliates (but only with respect to the Shares that they beneficially own on the date hereof), or (ii) (A) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser (including by amendment of the Schedule 14D-9) the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or any other acquisition of Shares other than the Offer or the Merger or shall have resolved to do any of the foregoing, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an acquisition transaction pursuant to a Takeover Proposal (as defined in the Merger Agreement), or (C) the Company Board or any committee thereof shall have resolved to do any of the foregoing;

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, except (i) those representations and warranties that address matters only as of a particular date are true and correct as of such date, and (ii) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (f) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

    (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion; or

    (h) there shall have occurred any change, condition, event or development that has a Material Adverse Effect on the Company.

  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  For purposes of this Section 10, "Material Adverse Effect" shall mean any change or effect that would be materially adverse to the assets, liabilities, business, prospects, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transaction contemplated thereby.

11. Certain Legal Matters; Regulatory Approvals.

  General. Except as otherwise disclosed herein, Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that it would seek such approval or action. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "--Conditions of the Offer." While, except as described in this

Offer to Purchase, Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company or Purchaser or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to Purchaser in the Merger Agreement that the Board of Directors has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the execution, delivery or performance of the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Purchaser nor the Management Group has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "--Conditions of the Offer."

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements. Such purchase may not be made until the expiration of the waiting period following the required filing of a Notification and Report Form under the HSR Act by Purchaser, which Purchaser will submit shortly after the commencement of the Offer. The waiting period will expire fifteen calendar days from the date Purchaser's Notification and Report Form is filed, unless early termination of the waiting period is granted or Purchaser receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser prior to the expiration of the fifteen-day waiting period, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by court order or by consent of Purchaser. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See "THE TENDER OFFER--Acceptance for Payment and Payment for Shares." Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company may be required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer during the ten-day waiting period, neither the Company's failure to make such filings nor a request of the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Purchaser, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Purchaser believes that its acquisition of Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See "THE TENDER OFFER-- Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions.

  Other Matters. On April 8, 1999, Sand v. Coinmach Laundry Corporation, et. al., a purported class action securities fraud lawsuit, was filed in the Federal District Court for the Eastern District of New York (the "Federal Securities Action") naming the Company and certain of its executive officers as defendants. The Federal Securities Action was purportedly brought on behalf of all Stockholders who purchased or otherwise acquired the Company's Common Stock during the period August 6, 1997 to September 29, 1998. The complaint in the Federal Securities Action alleges violations of various federal securities laws, including misrepresentations of certain information about the Company. The complaint in the Federal Securities Action seeks damages in unspecified amounts. Since the filing of the complaint, the parties have entered into a stipulation adjourning Defendants time to answer indefinitely. Although the outcome of this proceeding cannot be predicted, based on the allegations contained in the complaint, the Company has advised Purchaser that it believes that the Federal Securities Action will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

  On November 18, 1999, a class action lawsuit was filed in the Court of Chancery of the State of Delaware naming the Company, GTCR Fund IV, GTCR Golder Rauner, L.L.C. and certain officers and directors of the Company as defendants, and alleging that the $13 Offer was inadequate and that any agreement between GRKC and the Company to consummate an offer at that price would constitute a breach of the fiduciary duties owed by the defendants to the minority Stockholders.

  The Company is also a party in various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, the Company has advised

Purchaser that it does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

12. Fees and Expenses.

  Jefferies is acting as the Dealer Manager in connection with the tender offer and has provided certain financial advisory services to GRKC and the Purchaser in connection with the Offer and the Merger. We will pay Jefferies a customary transaction fee for its services and will reimburse Jefferies for reasonable out-of-pocket expenses. We have agreed to indemnify Jefferies and its affiliates and certain other persons against certain liabilities and expenses in connection with their services as the Dealer Manager and investment banker, including liabilities under the United States federal securities laws. At any time, Jefferies and its affiliates may actively trade Company shares for their own account or for the accounts of customers, and, accordingly, may at any time hold a long or short position in Common Stock of the Company.

  We have retained MacKenzie Partners as Information Agent in connection with the Offer. The Information Agent may contact Stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward material relating to the Offer to beneficial owners of the Company's Common Stock. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the tender offer, including certain liabilities under the United States federal securities laws.

  The following is an estimate of expenses to be incurred in connection with the Offer and the Merger. The fees and expenses of Lazard Freres are also discussed in "SPECIAL FACTORS--Opinion of the Special Committee's Investment Banker." The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by the party incurring such costs and expenses, except in certain circumstances where Purchaser or the Company is required to reimburse the other party for its out-of-pocket expenses. See "SPECIAL FACTORS--The Merger Agreement--Termination Fees and Expenses."

  The following table presents the estimated fees and expenses to be incurred in connection with the Offer and the Merger:

     Dealer Manager and Investment Banker Fees...................... $5,700,000
     Legal Fees and Expenses........................................ $1,800,000
     Printing and Mailing .......................................... $  110,000
     Filing Fee..................................................... $   35,688
     Depositary Fees................................................ $    5,000
     Information Agent.............................................. $    7,000
     Special Committee Fees and Expenses............................ $   50,000
     Miscellaneous.................................................. $  125,000
                                                                     ----------
       Total........................................................ $7,832,688
                                                                     ==========

  Except as set forth in this Offer to Purchase, Purchaser will not pay any fees or expenses to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Purchaser has also retained First Union National Bank as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

  Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

13. Miscellaneous.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the Stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Purchaser has filed with the SEC the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 13e-3 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in "--Certain Information Concerning the Company--Additional Information" (except that they will not be available at the regional offices of the SEC).

May 26, 2000

                                  SCHEDULE I

                            INFORMATION CONCERNING
                    THE DIRECTORS AND EXECUTIVE OFFICERS OF
                          CLC ACQUISITION CORPORATION
                        AND ALL PERSONS CONTROLLING IT

Directors and Executive Officers of CLC Acquisition Corporation:

  Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Each person identified below has held his position since the formation of Purchaser on May 10, 2000. The principal address of Purchaser and, unless indicated below, the current business address for each individual listed below is c/o GTCR Golder Rauner, LLC, 6100 Sears Tower, Chicago, Illinois 60606, Telephone: (312) 382-2200. Unless otherwise noted, each individual listed below is a citizen of the United States.

     Name                                  Age Position
     ----                                  --- --------
     Bruce V. Rauner......................  43 Director; President and Treasurer
     Vincent J. Hemmer....................  31 Vice President and Secretary

  Bruce V. Rauner. Mr. Rauner has been a director of the Company since April 1995. Mr. Rauner was a director of Coinmach Corporation, a wholly owned subsidiary of the Company, from November 1995 to November 1996 and a director of The Coinmach Corporation from January 1995 to November 1995. Mr. Rauner has been a Principal and General Partner with GTCR Fund IV since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves as a director of Metamor Worldwide, Inc., Esquire Communications Ltd., Lason Systems, Inc., Polymer Group, Inc., Province Healthcare Company and AnswerThink Consulting Group, Inc.

  Vincent J. Hemmer. Prior to joining GTCR, Mr. Hemmer worked as a Consultant with The Monitor Company. Mr. Hemmer is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Hemmer is a director of Alliant Resources Group, Global Passenger Services, Hawkeye Communications, Health!Quest Global Communication Partners and Synagro Technologies, and he works extensively with Province Healthcare.

Controlling Persons of CLC Acquisition Corporation:

  Set forth below is certain information concerning the individuals and entities deemed to control Purchaser (the "Control Persons").

  Unless otherwise noted, (i) during the past five years, none of the Control Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (ii) during the past five years, none of the Control Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activity subject to, federal or state securities laws or finding any violation with respect to such laws,
(iii) the address of the principal business and principal office for the Control Persons is 6100 Sears Tower, Chicago, IL 60606, and the business telephone number is (312) 382-2200.

  All of the individuals listed below are citizens of the United States.

Controlling Entities

  GTCR-CLC, LLC ("GTCR-CLC")--GTCR-CLC is a Delaware limited liability company. Prior to the Merger, GTCR-CLC will be the beneficial owner of a majority of the outstanding equity interests of Purchaser. The principal business of GTCR-CLC is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

  GTCR Fund VII, L.P. ("Fund VII")--Fund VII is a Delaware limited partnership. Prior to the Merger, Fund VII will be the beneficial owner of 99% of the outstanding equity interests of GTCR-CLC. The principal business of Fund VII is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

  Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("Fund IV")--Fund IV is a Delaware limited partnership. Fund IV is the managing member of GTCR-CLC and, prior to the Merger, will be the beneficial owner of approximately 1% of the outstanding equity interests of GTCR-CLC. The principal business of Fund IV is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

  Golder, Thoma, Cressey, Rauner, Inc. ("Golder Thoma Inc.")--Golder Thoma Inc. is a Delaware corporation. Golder Thoma Inc. is the indirect general partner of Fund IV. The principal business of Golder Thoma Inc. is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

  GTCR Golder Rauner, L.L.C. ("GTCR Golder Rauner")--GTCR Golder Rauner is a Delaware limited liability company. GTCR Golder Rauner is the indirect general partner of Fund VII. The principal business of GTCR Golder Rauner is to make investments in common and preferred stock and other interests in business organizations, domestic or foreign, with the principal objective of appreciation of capital invested.

Controlling Individuals

  Philip A. Canfield--Principal and Member of GTCR Golder Rauner. Prior to joining GTCR, Mr. Canfield worked in the corporate finance department of Kidder, Peabody & Co. Mr. Canfield is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Canfield is a director of AETEA Information Technology, Inc., AppNet Systems, Inc., Argent Healthcare Services, Inc., FutureNext Consulting, Inc., Metamor Software Solutions, NetASPx, Risk Management Alternatives, Inc., Vista Information Technologies, Inc. and Zefer Corp.

  Bryan C. Cressey--Principal of Golder Thoma Inc. Mr. Cressey is currently a partner with Thoma Cressey Equity Partners, a private equity firm which he co-founded in 1998. From 1995 to 1998, Mr. Cressey was a principal of Golder Thoma Inc. As a principal of Golder Thoma Inc., Mr. Cressey was responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. The address of the principal business and principal office for Mr. Cressey is 4400 Sears Tower, Chicago, IL 60606, and the business telephone number is (312) 777-4444.

  David A. Donnini--Principal and Member of GTCR Golder Rauner and Principal of Golder Thoma Inc. Prior to joining GTCR, Mr. Donnini worked as an associate consultant with Bain & Company. Mr. Donnini is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Donnini is a director of American Sanitary, Cardinal Logistics Management, Coinmach Corporation, International Computer Graphics, Keystone Group Holdings, NSC Communications, Polymer Group, U.S. Aggregates, Envision Financial Technologies, Inc., U.S. Fleet Services, BeneSource Corp. and FutureNext Consulting, Inc.

  Donald J. Edwards--Principal and Member of GTCR Golder Rauner and Principal of Golder Thoma Inc. Prior to joining GTCR, Mr. Edwards was with Lazard Freres & Co. in New York where he specialized in mergers and acquisitions. Mr. Edwards is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Edwards serves on the board of directors of Select Medical, American Habilitation Services, Dynacare, American Medical Laboratories, CompDent Corporation, Metamor Worldwide, Inc., LifeCare Management Services, Park City Solutions, Inc., AccounTEC Inc., and Wallace Theater Corporation.

  Edgar D. Jannotta, Jr.--Principal and Member of GTCR Golder Rauner. Mr. Jannotta rejoined GTCR in April 1998 after spending over 9 years with William Blair Capital Partners where he was a managing director. Mr. Jannotta is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. He is a director of Lighthouse Holdings, Inc., Trans Healthcare, Inc. and Frontline Group, Inc.

  William C. Kessinger--Principal and Member of GTCR Golder Rauner. William C. Kessinger served as an associate with Prudential Asset Management Asia and was a principal with the Parthenon Group. Mr. Kessinger is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Kessinger is a director of Global Imaging, Excaliber Tubular, Envision Financial Technologies, AnswerThink Consulting Group, National Equipment Services, and National Computer Print.

  Joseph P. Nolan--Principal and Member of GTCR Golder Rauner and Principal of Golder Thoma Inc. Mr. Nolan was a vice president in mergers and acquisitions with Dean Witter Reynolds Inc. and an associate at Coopers & Lybrand. Mr. Nolan is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Nolan is currently a director of Excaliber Tubular, DeLite Outdoor Advertising, Province Healthcare, Esquire Communications, Lason and Global Passenger Services.

  Bruce V. Rauner--Principal and Member of GTCR Golder Rauner and Principal of Golder Thoma Inc. See above for additional information.

  Carl D. Thoma--Principal of Golder Thoma Inc. Mr. Thoma is currently a partner with Thoma Cressey Equity Partners, a private equity firm which he co-founded in 1998. From 1995 to 1998, Mr. Thoma was a principal of Golder Thoma Inc. As a principal of Golder Thoma Inc., Mr. Thoma was responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. The address of the principal business and principal office for Mr. Thoma is 4400 Sears Tower, Chicago, IL 60606, and the business telephone number is (312) 777-4444.

                                    ANNEX A

                 SECTION 262 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

                         SECTION 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. 98, eff. 7-1-98.)

  Manually signed copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                       The Depositary for the Offer is:

                           First Union National Bank

        By Mail:          By Facsimile Transmission:    By Hand or Overnight
                                (704) 590-7599                Courier:
     Equity Services                                       Equity Services
  1525 West W.T. Harris  For Information by Telephone:  1525 West W.T. Harris
     Boulevard, 3C3                                        Boulevard, 3C3
Charlotte, NC 28262-1153        (704) 427-0292        Charlotte, NC 28262-1153

  Questions and requests for assistance may be directed to the Company at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Company or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer is:



                               156 Fifth Avenue
                              New York, NY 10010

                         (212) 929-5500 (Call Collect)
                        (800) 322-2885 (Call Toll-Free)

                     The Dealer Manager for the Offer is:

                           Jefferies & Company, Inc.

                         11100 Santa Monica Boulevard
                             Los Angeles, CA 90025

                         (310) 575-5200 (Call Collect)
                        (800) 933-6656 (Call Toll-Free)